FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-18

The information in this free writing prospectus is preliminary and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This free writing prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED MAY 24, 2018
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Cantor Fitzgerald & Co., or any other underwriter or dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-831-9146.

The securities offered by these collateral materials (“Materials”) will be described in greater detail in the prospectus expected to be dated in May 2018 (the “Preliminary Prospectus”) that will be included as part of our registration statement (SEC File No. 333-207132). The Preliminary Prospectus will contain material information that is not contained in these Materials (including, without limitation, a detailed discussion of risks associated with an investment in the offered securities under the heading “Risk Factors”).

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The securities offered by these Materials are not suitable investments for all investors. In particular, you should not purchase any class of securities unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of securities. For those reasons and for the reasons set forth under the heading “Risk Factors” in the Preliminary Prospectus, the yield to maturity and the aggregate amount and timing of distributions on the offered securities will be subject to material variability from period to period and give rise to the potential for significant loss over the life of those securities. The interaction of these factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered securities involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the securities. Potential investors are advised and encouraged to review the Preliminary Prospectus in full and to consult with their legal, tax, accounting and other advisors prior to making any investment in the offered securities described in these Materials.

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LOAN #1: 636 11th Avenue

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Property	1	Loan Seller	CREFI
Location (City/State)	New York, New York	Cut-off Date Balance(2)	$65,000,000
Property Type	Office	Cut-off Date Balance per SF(1)	$425.53
Size (SF)	564,004	Percentage of Initial Pool Balance	9.7%
Total Occupancy as of 6/1/2018	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/1/2018	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1917 / 2008	Mortgage Rate	4.07300%
Appraised Value	$428,000,000	Original Term to Maturity (Months)	120
Appraisal Date	4/4/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor	Behrouz Ben Hakimian and Joe Hakimian	Original Interest Only Period (Months)	120
Property Management	Hakimian P.W. Management, LLC	First Payment Date	7/1/2018
Anticipated Repayment Date(3)	6/1/2028
Maturity Date(3)	6/1/2029
Underwritten Revenues	$37,529,208
Underwritten Expenses	$12,805,959	Escrows(4)
Underwritten Net Operating Income (NOI)	$24,723,249	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$23,640,361	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	56.1%	Insurance	$76,801	$0
Maturity Date LTV Ratio(1)	56.1%	Replacement Reserve	$7,990	$7,990
DSCR Based on Underwritten NOI / NCF(1)	2.49x / 2.39x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.3% / 9.9%	Other(5)	$1,336,367	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$240,000,000	100.0%	Loan Payoff	$192,694,141	80.3%
Principal Equity Distribution	42,558,964	17.7
Closing Costs	3,325,737	1.4
Reserves	1,421,157	0.6
Total Sources	$240,000,000	100.0%	Total Uses	$240,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 636 11th Avenue Loan Combination (as defined below).
(2)	The 636 11th Avenue Loan (as defined below) has a Cut-off Date Balance of $65,000,000 and represents the non-controlling note A-4 and non-controlling note A-5-B of the $240,000,000 636 11th Avenue Loan Combination, which is evidenced by six pari passu notes and was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and JPMorgan Chase Bank, National Association (“JPMCB”). The related companion loans are evidenced by (i) the controlling note A-1 ($70,000,000), which is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions, (ii) the non-controlling note A-2 ($60,000,000), which is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-3 ($30,000,000), which is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions and (iv) the non-controlling note A-5-A ($15,000,000), which is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.
(3)	The 636 11th Avenue Loan Combination has an anticipated repayment date of June 1, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of June 1, 2029. From and after the anticipated repayment date, the 636 11th Avenue Loan Combination will accrue interest at an interest rate equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum; but in no event will it exceed 9.07300%. Commencing on April 1, 2028 and on each payment date until the final maturity date, the 636 11th Avenue Loan Combination requires monthly payments of interest only and that all excess cash flow for the preceding month be applied (a) first to interest accrued on the principal balance at the initial interest rate, (b) second, to the reduction of the principal balance of the 636 11th Avenue Loan Combination and (c) third, after the ARD, to the payment of accrued interest on the 636 11th Avenue Loan Combination at the increased interest rate.
(4)	See “—Escrows” below.
(5)	The Upfront Other reserve consists of $1,198,696 for deferred maintenance and $137,671 for outstanding tenant improvement and leasing commissions under the Ogilvy Lease (as defined below).

■	The Mortgage Loan. The mortgage loan (the “636 11th Avenue Loan”) is part of a loan combination (the “636 11th Avenue Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office building in the Hell’s Kitchen neighborhood of Manhattan, New York (the “636 11th Avenue Property”). The 636 11th Avenue Loan, which is evidenced by the non-controlling notes A-4 and A-5-B, had an aggregate original principal balance of $65,000,000, has an aggregate Cut-off Date Balance of $65,000,000 and represents approximately 9.7% of the Initial Pool Balance. The related companion loans are evidenced by (i) the controlling note A-1, which had an original principal balance of $70,000,000, has an outstanding principal balance as of the Cut-off Date of $70,000,000, is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions, (ii) the non-controlling note A-2, which had an original principal balance of $60,000,000, has an outstanding principal balance as of the Cut-off Date of $60,000,000, is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-3, which had an original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions and (iv) the non-controlling note A-5-A, which had an original principal balance of $15,000,000, has an outstanding principal balance as of the Cut-off Date of $15,000,000, is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions. The 636 11th Avenue Loan Combination, which accrues interest at an interest rate of 4.07300% per annum, was co-originated by CREFI and JPMCB on May 11, 2018, had an original principal balance of $240,000,000 and has an outstanding principal balance as of the Cut-off Date of $240,000,000. From and after the ARD, the 636 11th Avenue Loan Combination will accrue interest at an interest rate equal to the greater of (i) 7.07300% per annum and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum; but in no event will it exceed 9.07300%. The proceeds of the 636 11th Avenue Loan Combination were primarily used to refinance the existing debt on the 636 11th Avenue Property, return equity to the borrower, pay origination costs and fund reserves.

LOAN #1: 636 11th Avenue

The 636 11th Avenue Loan Combination had an initial term of 120 months (based on the ARD) and has a remaining term of 120 months as of the Cut-off Date (based on the ARD). The 636 11th Avenue Loan Combination requires monthly payments of interest only for the term of the 636 11th Avenue Loan Combination. The scheduled anticipated repayment date of the 636 11th Avenue Loan Combination is the due date in June 2028 and the final maturity date is the due date in June 2029. At any time after the second anniversary of the securitization of the last note of the 636 11th Avenue Loan Combination to be securitized, the 636 11th Avenue Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 636 11th Avenue Loan Combination documents. Voluntary prepayment of the 636 11th Avenue Loan Combination is permitted on or after the due date occurring in January 2028 without payment of any prepayment premium.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$70,000,000	$70,000,000	JPMCB(1)	Yes
A-2	$60,000,000	$60,000,000	JPMCB(1)	No
A-3	$30,000,000	$30,000,000	JPMCB(1)	No
A-4	$60,000,000	$60,000,000	CGCMT 2018-C5	No
A-5-A	$15,000,000	$15,000,000	CREFI(1)	No
A-5-B	$5,000,000	$5,000,000	CGCMT 2018-C5	No
Total / Wtd. Avg.	$240,000,000	$240,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The 636 11th Avenue Property is an 11-story building totaling 564,004 SF of Class A office space located in New York, New York. The 636 11th Avenue Property was built as a chocolate factory in 1917 and achieved LEED Silver certification by the U.S. Green Building Council after a 2008 renovation which converted the 636 11th Avenue Property to office space. The 636 11th Avenue Property features high ceilings and offers panoramic views of the Hudson River and Midtown Manhattan.

As of June 1, 2018, the 636 11th Avenue Property was 100.0% leased to one tenant, The Ogilvy Group, Inc (“The Ogilvy Group” or “Ogilvy Tenant”) whose lease expires in June 2029. The Ogilvy Group, an international advertising and public relations agency, has been headquartered at the 636 11th Avenue Property since January 2008.

The building includes a cafeteria, fitness center, and shuttle service provided to Penn Station, Port Authority Bus Terminal and Grand Central station. According to the borrower sponsor, following the signing of The Ogilvy Group’s lease in January 2008, the borrower sponsor invested approximately $40.0 million toward building upgrades including new elevator shafts, equipment and cars, mechanical equipment and structural work, approximately $27.0 million in soft costs such as design, project management and professional costs and approximately $21.0 million in leasing commissions. Additionally, the borrower sponsor contributed approximately $21.0 million toward the tenant’s approximately $113.3 million office build-out costs. In total, the borrower sponsor has invested approximately $109.0 million into the 636 11th Avenue Property since January 2008.

The 636 11th Avenue Property is located in the Hell’s Kitchen neighborhood of Manhattan and spans the entire eastern side of the block facing 11th Avenue between West 46th and 47th Streets. The 636 11th Avenue Property is located approximately 0.5 miles northwest of the Port Authority Bus Terminal and approximately 0.2 miles north of the Lincoln Tunnel, which provides connectivity to New Jersey. The 636 11th Avenue Property offers access to the West Side Highway (Route 9A) and four different subway stations connecting to eight subway lines all within a ten minute walk.

The sole tenant at the 636 11th Avenue Property, The Ogilvy Group, is an international marketing communications company and has been headquartered at the 636 11th Avenue Property since January 2008. The Ogilvy Group has operated as a subsidiary of WPP plc (“WPP”) since 1989. WPP had approximately £15.3 billion of revenue in 2017, making it one of the largest marketing and communications companies in the world. WPP US Holdings, Inc. is the primary guarantor and WPP Jubilee Limited is the secondary guarantor for the lease. WPP Jubilee Limited is a wholly owned subsidiary of WPP and the entire operations of WPP. The Ogilvy Group’s lease provides the Ogilvy Tenant with two, five-year renewal options after the June 30, 2029 expiration date and does not provide the tenant with any termination options other than customary rights after a casualty or condemnation or a default under the lease. The Ogilvy Tenant is required to provide 18-month renewal notice prior to the first extension term.

LOAN #1: 636 11th Avenue

The following table presents certain information relating to the sole tenant at the 636 11th Avenue Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
The Ogilvy Group	BBB+ / Baa2 / BBB	564,004	100.0%	$31,777,847	100.0%	$56.34	6/30/2029	2, 5-year options
Largest Tenants		564,004	100.0%	$31,777,847	100.0%	$56.34
Vacant		0	0.0	0	0.0	$0.00
Total / Wtd. Avg.		564,004	100.0%	$31,777,847	100.0%	$56.34

(1)	Based on the underwritten rent roll dated June 1, 2018.
(2)	Certain ratings are those of the parent company or the U.S. federal government whether or not the parent or the U.S. federal government, as applicable, guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes current contractual rent of $51.54 per SF and average rent over the remaining loan term.

The following table presents the lease rollover schedule at the 636 11th Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029 & Thereafter	564,004	100.0	100.0%	31,777,847	100.0	$56.34	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	564,004	100.0%		$31,777,847	100.0%	$56.34	1

(1)	Calculated based on the approximate square footage occupied by The Ogilvy Group.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes current contractual rent of $51.54 per SF and average rent over the remaining loan term.

The following table presents certain information relating to historical leasing at the 636 11th Avenue Property:

Historical Leased %(1)

	2015	2016	2017	As of 6/1/2018
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #1: 636 11th Avenue

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 636 11th Avenue Property:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 4/30/2018	Underwritten(2)	Underwritten $ per SF(2)
Base Rent	$29,070,620	$29,070,620	$29,070,620	$29,070,620	$31,777,847	$56.34
Reimbursements	3,370,600	3,794,497	4,496,316	4,924,551	5,381,846	9.54
Other Income(3)	1,441,244	2,778,560	2,241,509	2,014,060	2,227,500	3.95
Vacancy & Credit Loss	0	0	0	0	(1,857,985)	(3.29)
Effective Gross Income	$33,882,464	$35,643,677	$35,808,445	$36,009,231	$37,529,208	$66.54

Real Estate Taxes	$4,070,439	$4,958,950	$6,082,412	$6,649,605	$7,799,882	$13.83
Insurance	299,545	306,460	289,180	280,325	307,267	0.54
Management Fee	872,119	872,119	872,119	872,119	1,000,000	1.77
Other Operating Expenses	3,125,744	3,347,941	3,461,905	3,501,684	3,698,810	6.56
Total Operating Expenses	$8,367,847	$9,485,470	$10,705,616	$11,303,733	$12,805,959	$22.71

Net Operating Income	$25,514,617	$26,158,207	$25,102,829	$24,705,498	$24,723,249	$43.84
TI/LC	0	0	0	0	987,007	1.75
Capital Expenditures	0	0	0	0	95,881	0.17
Net Cash Flow	$25,514,617	$26,158,207	$25,102,829	$24,705,498	$23,640,361	$41.92

Occupancy	100.0%	100.0%	100.0%	100.0%	95.0%(4)
NOI Debt Yield(5)	10.6%	10.9%	10.5%	10.3%	10.3%
NCF DSCR(5)	2.57x	2.64x	2.53x	2.49x	2.39x

(1)	Based on the underwritten rent roll dated June 1, 2018.
(2)	Underwritten Base Rent includes contractual rent of $29,070,620 ($51.54 per SF) and average rent over the remaining loan term.
(3)	Other Income consists of overtime HVAC chargebacks.
(4)	Represents the underwritten economic vacancy of 5.0%.
(5)	Calculated based on the aggregate outstanding principal balance of the 636 11th Avenue Loan Combination.

■	Appraisal. According to the appraisal, as of an effective date of April 4, 2018, the 636 11th Avenue Property had an “as-is” appraised value of $428,000,000 and a “hypothetical go dark” value of $207,000,000.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$441,000,000	N/A	5.25%
Discounted Cash Flow Approach	$428,000,000	5.75%(1)	4.75%(2)

(1)	Represents the internal rate of return (cash flow).
(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated April 11, 2018, there was no evidence of any recognized environmental conditions or recommendations for further action at the 636 11th Avenue Property. The Phase I environmental report recommended investigating vapor intrusion following detection of dry cleaning solvents and chemicals in the soil and groundwater from a prior subsurface investigation and the implementation and maintenance of an asbestos operations and maintenance plan. The related lenders required the borrower to obtain a lender environmental collateral protection and liability insurance policy. The policy was issued by Steadfast Insurance Company and includes individual and aggregate limits of $1,000,000, with self-insured retention of $25,000. The policy expires on May 11, 2031.

■	Market Overview and Competition. The 636 11th Avenue Property is located along 11th Avenue between 46th and 47th Streets in the Times Square/West Side office submarket of the Midtown office market in Manhattan. The 636 11th Avenue Property is approximately 0.5 miles northwest of the Port Authority Bus Terminal, one of the largest transportation hubs in New York City which provides access to the A, C, E, N, Q, R, W, 1, 2, 3, and 7 trains, as well as the shuttle to Grand Central Terminal.

The 636 11th Avenue Property is located in the Times Square/West Side office submarket and competes with Class A/B office properties. According to the appraisal, as of the fourth quarter 2017, the vacancy rate for office space in the Times Square/West Side submarket was 6.5% and the average annual rental rate was $78.31 per SF.

The appraiser identified eleven comparable office leases signed between January 2016 and March 2018 relative to The Ogilvy Group lease signed at the 636 11th Avenue Property. Rent comparables had base rents ranging from $44.50 to $71.00 per SF. The appraiser concluded an estimated base rental rate of $55.00, which is in line with the underwritten base office rent of $56.34 per SF for the office lease at the 636 11th Avenue Property.

LOAN #1: 636 11th Avenue

The following table presents certain information relating to the primary competition for the 636 11th Avenue Property:

Office Rent Comparables(1)

Address	Total Building Size (NRA)	Space Leased	Tenant Name	Year Built / Renovated	Lease Date	Size (NRA)	Term (Years)	Base Rent PSF
636 11th Avenue(2)	564,004	Entire Building	The Ogilvy Group, Inc	1917/2008	Jul-09	564,004	20.0	$56.34(3)
500 Seventh Avenue	609,000	E8, E9, E12, E14, E17, E18	WeWork	1922/2000	Mar-18	255,610	15.0	$71.00
307 W 38th Street	300,000	E2, E3, E4, E5, E7, E8	GMHC	1933/2004	Feb-18	112,273	30.0	$52.00
424 W 33rd Street	146,000	E7-E13	Spaces	1913/NAP	Dec-17	103,343	10.0	$70.50
475 Tenth Avenue	259,920	P8	KCD Worldwide	1915/NAP	Sep-17	13,346	10.7	$65.13
234 W 39th Street	91,466	E7	Sunlight Financial	1921/NAP	Jul-17	8,229	5.0	$51.00
525 Seventh Avenue	463,818	E21	Betsy & Adam	1925/NAP	Jun-17	20,611	10.0	$54.50
320 W 37th Street	125,800	P1	People’s Forum Inc.	1927/NAP	Jun-17	16,333	10.4	$51.08
320 W 37th Street	125,800	E13	Roivant Sciences, Inc.	1927/NAP	Apr-17	6,162	5.0	$48.00
535 Eighth Avenue	144,203	P21	Setty & Associates	1927/1999	Feb-17	2,852	3.1	$44.50
311 W 43rd Street	186,083	E10-14	WeWork	1905/1983	Oct-16	63,732	16.0	$65.16
555 W 57th Street	975,983	P18	CBS Broadcasting, Inc.	1973/NAP	Jan-16	35,112	8.0	$56.88

(1)	Source: Appraisal.
(2)	Based on underwritten rent roll dated June 1, 2018.
(3)	Base Rent PSF includes current contractual rent of $51.54 per SF and average rent over the remaining loan term.

■	The Borrower. The borrower is Plaza West Associates, LLC, a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 636 11th Avenue Loan Combination. The nonrecourse carveout guarantors of the 636 11th Avenue Loan Combination are Behrouz Ben Hakimian (“Ben Hakimian”) and Joe Hakimian, both co-founders of The Hakimian Organization, a developer, owner, and manager of luxury New York real estate.

Established in 1970, The Hakimian Organization has completed over 30 ground-up construction and conversion projects of residential, office and hotel properties in Manhattan. Ben Hakimian, President of The Hakimian Organization, has led the company in developing over 30 buildings including 75 Wall Street in the Financial District, a 40-story mixed-use tower in Midtown, the jewelry district’s first high-rise commercial condominium and a tower in the Flatiron Historic District. Joe Hakimian, CEO of The Hakimian Organization, has guided the creation of over 3.0 million SF of real estate and is a registered professional engineer.

■	Escrows. On the origination date of the 636 11th Avenue Loan Combination, the borrower funded reserves of (i) $1,198,696 for deferred maintenance, (ii) $137,671 for outstanding tenant improvements and leasing commissions under the Ogilvy Lease (“Outstanding TI/LC”), (iii) $76,801 for insurance and (iv) $7,990 for replacement reserves.

The borrower is required to deposit $7,990 for replacement reserves on each monthly payment date.

The borrower is required to make monthly deposits into the real estate tax reserve in the amount of 1/12 of annual estimated real estate taxes (a) during a 636 11th Avenue Cash Sweep Period (as defined below) or (b) if the borrower fails to provide evidence satisfactory to the lender that all taxes and other charges have been paid no later than 10 days prior to the related due date. The borrower is required to make monthly deposits into the insurance reserve account in the amount of 1/12 of the annual insurance premiums (i) upon an event of default or (ii) if an acceptable blanket insurance policy is not in place. The borrower is required to make monthly deposits of $82,251 into the TI/LC reserve account during a 636 11th Avenue Cash Sweep Period caused by a Tenant Trigger Event (as defined below). The borrower is also required to deposit any lease termination or contraction fees payable under any lease at the 636 11th Avenue Property. The borrower is required to deposit all excess cash flow in the cash management account for tenant improvement and leasing commission obligations incurred following origination and related to the premises leased pursuant to the Ogilvy Lease (as defined below) during the continuance of a 636 11th Avenue Cash Sweep Period caused by a Dark Trigger Event (as defined below).

■	Lockbox and Cash Management. The 636 11th Avenue Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required at origination to send a tenant direction letter to the sole tenant at the 636 11th Avenue Property instructing it to deposit all rents and payments into the lockbox account. Prior to the occurrence of a 636 11th Avenue Cash Sweep Period (as defined below), all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a 636 11th Avenue Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a 636 11th Avenue Cash Sweep Period continuing that has not been caused by a Default Trigger Event, a Borrower Bankruptcy Trigger Event and/or a Manager Bankruptcy Trigger Event (each,

LOAN #1: 636 11th Avenue

as defined below), all excess cash flow after payment of mortgage and any mezzanine debt service (if applicable), required reserves and operating expenses is required to be held as additional collateral for the 636 11th Avenue Loan Combination, except as described in Dark Trigger Event below or in connection with an Extension Term Trigger Event. All funds on deposit in the cash management account following the occurrence and during the continuance of a 636 11th Avenue Cash Sweep Period caused by a Default Trigger Event, a Borrower Bankruptcy Trigger Event and/or a Manager Bankruptcy Trigger Event, may in each case be applied by the lender in such order and priority as the lender shall determine. The lender has been granted a first priority security interest in the cash management account.

A “636 11th Avenue Cash Sweep Period” means each period commencing on the occurrence of a 636 11th Avenue Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related 636 11th Avenue Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the 636 11th Avenue Loan Combination.

A “636 11th Avenue Cash Sweep Event” means the occurrence of (i) an event of default (a “Default Trigger Event”), (ii) any bankruptcy or insolvency action of the borrower (a “Borrower Bankruptcy Trigger Event”), (iii) any bankruptcy or insolvency action of the property manager (a “Manager Bankruptcy Trigger Event”) (provided, that if the property manager is not an affiliated property manager, then it is not a 636 11th Avenue Cash Sweep Event under this clause (iii) if the borrower has replaced the property manager with a Qualified Manager (defined below) pursuant to a replacement property management agreement within sixty days of such bankruptcy event), (iv) DSCR Trigger Event (as defined below), (v) a Tenant Trigger Event (as defined below), (vi) a Dark Trigger Event (as defined below) or (vii) an Extension Term Trigger Event (as defined below).

“Qualified Manager” means either (a) Hakimian P.W. Management, LLC; or (b) in the reasonable judgment of the lender, a reputable and experienced management organization (which may be an affiliate of the borrower) possessing experience in managing properties similar in size, scope, use and value as the 636 11th Avenue Property, provided, that, if required by the lender, the borrower has obtained (i) a rating agency confirmation from the approved rating agencies with respect to the management of the property by such person and (ii) if such entity is an affiliate of borrower, an additional insolvency opinion.

A “636 11th Avenue Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which may not be unreasonably withheld, conditioned or delayed unless the lender has accelerated the 636 11th Avenue Loan Combination, commenced foreclosure proceedings or initiated any other remedy), (b) with respect to clause (iii) above, if borrower has replaced the manager with a qualified manager under a replacement management agreement within 60 days in accordance with the loan documents, (c) with respect to clause (iv) above, a DSCR Cure Event (as defined below) has taken place, (d) with respect to clause (v) above, if the borrower replaces Ogilvy Tenant with a replacement tenant reasonably acceptable to the lender pursuant to a lease approved by lender, such replacement tenant is in occupancy under the terms of its lease and paying full contractual rent thereunder, without any right of offset or free rent credit, and such replacement tenant has delivered to the lender a tenant estoppel in form and substance reasonably acceptable to the lender or (e) with respect to clause (vi) above, the occurrence of the date when funds in an amount equal to the product of $90.00 multiplied by the number of gross leasable SF of the applicable dark or abandoned space giving rise to the Dark Trigger Event have been transferred into the dark trigger reserve account pursuant to the cash management agreement. The borrower has no right to cure a 636 11th Avenue Cash Sweep Period caused by a Borrower Bankruptcy Trigger Event or an Extension Term Trigger Event (as defined below).

A “DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.20x.

A “DSCR Cure Event” means the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of determination, is at least 1.25x for two consecutive quarters.

A “Tenant Trigger Event” means (i) any bankruptcy or insolvency action of Ogilvy Tenant, WPP plc, WPP US Holdings, Inc. or WPP Jubilee Limited, (ii) if Ogilvy Tenant does not renew its lease at the 636 11th Avenue Property (the “Ogilvy Lease”) prior to the expiration of the 18-month requisite notice period set forth in the Ogilvy Lease or (iii) Ogilvy Tenant terminates the Ogilvy Lease for any reason.

A “Dark Trigger Event” means the Ogilvy Tenant (i) has “gone dark”, vacated, ceased operations or abandoned 40% or more of the premises demised to Ogilvy Tenant under the Ogilvy Lease or (ii) has given notice or otherwise announced in a public filing its intention to vacate, cease operations, go dark or otherwise abandon 40% or more of

LOAN #1: 636 11th Avenue

the premises demised to Ogilvy Tenant under the Ogilvy Lease, unless, solely with respect to the period from the origination date to the payment date in June 2027, during such period (a) Ogilvy Tenant, WPP plc or WPP US Holdings, Inc. maintains an investment grade rating by S&P, Moody’s and Fitch and (b) the Ogilvy Lease is in full force and effect.

An “Extension Term Trigger Event” means that, as of April 1, 2028, the 636 11th Avenue Loan Combination has not been repaid in full.

■	Property Management. The 636 11th Avenue Property is currently managed by Hakimian P.W. Management, LLC, a New York limited liability company. Such manager is an affiliate of the borrower. The lender has the right to require that the borrower terminate the management agreement and replace the property manager with a Qualified Manager pursuant to the terms of the 636 11th Avenue Loan Combination documents if (a) the property manager becomes subject to a bankruptcy action; (b) there exists an event of default under the 636 11th Avenue Loan Combination documents; or (c) there exists a default beyond all applicable notice and cure periods under the management agreement. The related borrower is permitted to replace the property manager with a manager that is, in the reasonable judgment of the lender, a reputable and experienced management organization possessing experience in managing properties similar in size, scope, use and value as the 636 11th Avenue Property, provided, that, if required by the lender, the related borrower is required to obtain a rating agency confirmation and, if such entity is an affiliate of the related borrower, a new non-consolidation opinion.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Future Mezzanine or Secured Subordinate Indebtedness. In connection with any extension of the term of the Ogilvy Lease that satisfies clause (i) below and provided no event of default under the loan documents has occurred and is continuing, the loan documents permit the owner of 100% of the equity interests in the borrower to obtain a mezzanine loan (the “Approved Mezzanine Loan”) secured by the equity interests in the borrower upon satisfaction of the following terms and conditions, among others: (i) the Ogilvy Lease has been extended pursuant to an extension in form and substance acceptable to the lender in its sole and absolute discretion, (ii) the loan-to-value ratio (including the Approved Mezzanine Loan) does not exceed 56.07%, (iii) the combined debt service coverage ratio (as calculated in the loan documents and including the Approved Mezzanine Loan) for the first year of the extension term of the Ogilvy Lease is not less than 2.28x, (iv) the mezzanine lender enters into an intercreditor agreement in form reasonably acceptable to the lender and (v) the lender has obtained a rating agency confirmation.

■	Release of Collateral. None permitted.

■	Terrorism Insurance. The borrower is required to maintain the following insurance covering perils of terrorism and acts of terrorism (and losses therefrom): (i) an “all-risk” insurance policy that provides coverage in an amount equal to 100% of the full replacement cost of the 636 11th Avenue Property, and (ii) a business interruption insurance policy that provides 18 months of business interruption coverage (plus up to six months of extended indemnity, with no deductible in excess of $25,000 (provided, however, that deductibles for damage caused by earth movement and wind may not exceed 5% of the total insurable value of the applicable individual property). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #2: 65 bay street

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Jersey City, New Jersey	Cut-off Date Balance(3)	$60,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit(2)	$223,713.65
Size (Units)	447	Percentage of Initial Pool Balance	9.0%
Total Occupancy as of 3/27/2018	93.7%	Number of Related Mortgage Loans	None
Owned Occupancy as of 3/27/2018	93.7%	Type of Security	Fee Simple
Year Built / Latest Renovation	2008, 2015-2018 / NAP	Mortgage Rate	4.66160%
Appraised Value(1)	$336,000,000	Original Term to Maturity (Months)	120
Appraisal Date(1)	3/12/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor	Seryl Kushner and KABR Real Estate	Original Interest Only Period (Months)	120
Investment Partners II, LLC	First Payment Date	5/6/2018
Property Management	Westminster Management, L.L.C.	Maturity Date	4/6/2028

Underwritten Revenues	$19,839,178
Underwritten Expenses	$6,031,943	Escrows
Underwritten Net Operating Income (NOI)	$13,807,234	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$13,675,406	Taxes	$64,630	$64,630
Cut-off Date LTV Ratio(2)	29.8%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	29.8%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.92x / 2.89x	TI/LC	$1,081,217	$1,455
Debt Yield Based on Underwritten NOI / NCF(2)	13.8% / 13.7%	Other(4)	$946,713	$6,971

Sources and Uses
Sources	$	%	Uses	$	%
Senior Mortgage A-1 Notes Amount	$100,000,000	50.0%	Loan Payoff	$186,484,991	93.2%
A-2 Note Amount	60,400,000	30.2	Principal Equity Distribution	6,619,278	3.3
B-Note Amount	39,600,000	19.8	Closing Costs	3,603,172	1.8
Upfront Reserves	2,092,559	1.0
Other Uses	1,200,000	0.6

Total Sources	$200,000,000	100.0%	Total Uses	$200,000,000	100.0%

(1)	The Appraised Value represents the prospective market value upon stabilization as of March 12, 2018 which assumes a stabilized occupancy of 96% for the 65 Bay Street Property. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based upon the Appraised Value of $336,000,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as-is” appraised value of $332,000,000, are both 30.1%.

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 65 Bay Street A-Notes (as defined below).

(3)	The Cut-off Date Balance of $60,000,000 represents the non-controlling (so long as a control appraisal period is not in existence) note A-1-A and non-controlling notes A-1-B and A-1-C of the $200,000,000 65 Bay Street Loan Combination, which is evidenced by six pari passu senior notes, with an aggregate outstanding principal balance as of the Cut-off Date of $100.0 million and two subordinate notes, with an outstanding principal balance as of the Cut-Off Date of $100.0 million. See “—The Mortgage Loan” below.

(4)	Upfront Other Reserve includes $779,126 related to advance residential rent reserve, $160,616 for free commercial rent reserve and $6,971 for common charges reserve.

■	The Mortgage Loan. The mortgage loan (the “65 Bay Street Loan”) is part of a loan combination (the “65 Bay Street Loan Combination”) evidenced by six pari passu senior notes and two subordinate notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in condominium units constituting a 52-story, Class A multifamily residential tower totaling 447 residential units, 17,459 SF of ground floor retail space and a 624-space, attached parking garage located in Jersey City, New Jersey (the “65 Bay Street Property”). The 65 Bay Street Loan, which is evidenced by the non-controlling (so long as a control appraisal period is not in existence) note A1-A and the non-controlling notes A1-B and A1-C, had an original principal balance of $60,000,000, has a Cut-off Date Balance of $60,000,000 and represents approximately 9.0% of the Initial Pool Balance. The 65 Bay Street Loan Combination had an original principal balance of $200,000,000, has an outstanding principal balance as of the Cut-off Date of $200,000,000 and is evidenced by: six pari passu senior A notes, with an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000 (the “65 Bay Street A-Notes”), one non-controlling (so long as a note B control appraisal period is in effect and a note A2 control appraisal period is not in existence) subordinate A2 note (the “65 Bay Street Subordinate A-2-Note”), with an outstanding principal balance as of the Cut-off Date of $60,400,000, and one controlling (so long as a note B control appraisal period is not in existence) subordinate B note (the “65 Bay Street B-Note”), with an outstanding principal balance as of the Cut-off Date of $39,600,000. The 65 Bay Street A-Notes are comprised of the non-controlling notes A1-D, A1-E, A1-F and the 65 Bay Street Loan. The non-controlling notes A1-D, A1-E and A1-F, which have an aggregate original principal balance of $40,000,000 and have an outstanding principal balance as of the Cut-off Date of $40,000,000, are held by CREFI and are expected to be contributed to one or more future securitization transactions. The 65 Bay Street Subordinate A-2-Note is currently held by Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO.190 and the 65 Bay Street B-Note is currently held by IGIS US Private Placement Real Estate Investment Trust No. 169. The 65 Bay Street Loan, which accrues interest at an interest rate of 4.66160% per annum, was originated by CREFI on March 14, 2018. The proceeds of the 65 Bay Street Loan Combination were primarily used to refinance a prior debt secured by the 65 Bay Street Property, return equity to the borrower, pay origination costs and fund reserves.

LOAN #2: 65 bay street

The 65 Bay Street Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 65 Bay Street Loan requires monthly payments of interest only for the term of the 65 Bay Street Loan. The scheduled maturity date of the 65 Bay Street Loan is the due date in April 2028. At any time after the earlier of the fourth anniversary of the origination of the 65 Bay Street Loan and the second anniversary of the securitization of the last note of the 65 Bay Street Loan Combination (the “Start-Up Date”), the 65 Bay Street Loan may be defeased with direct non–callable obligations backed by the full faith and credit of the United States of America. Voluntary prepayment of the 65 Bay Street Loan is permitted on or after the due date occurring in February 2028 without payment of any prepayment premium.

65 Bay Street Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A1-A	$20,000,000	$20,000,000	CGCMT 2018-C5	No(1)
A1-B	$20,000,000	$20,000,000	CGCMT 2018-C5	No
A1-C	$20,000,000	$20,000,000	CGCMT 2018-C5	No
A1-D	$20,000,000	$20,000,000	CREFI(2)	No
A1-E	$10,000,000	$10,000,000	CREFI(2)	No
A1-F	$10,000,000	$10,000,000	CREFI(2)	No
A2 (subordinate)	$60,400,000	$60,400,000	Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO.190	No(1)
B	$39,600,000	$39,600,000	IGIS US Private Placement Real Estate Investment Trust No. 169	Yes(1)
Total	$200,000,000	$200,000,000

(1)	Pursuant to the related co-lender agreement, (i) following the occurrence (and during the continuance) of a note B control appraisal period and for so long as a note A2 control appraisal period is not in existence, note A2 will be the controlling note, and (ii) following the occurrence (and during the continuance) of a note A2 control appraisal period, note A1-A will be the controlling note.

(2)	Expected to be contributed to one or more future securitization transactions.

65 Bay Street Loan Combination Metrics

	% of Total Debt	Cut-off Date LTV	UW NOI Debt Yield	UW NCF DSCR
A-Notes	50.0%	29.8%	13.8%	2.89x
$100,000,000
A2-Note	30.2%	47.7%	8.6%	1.76x
$60,400,000
B-Note	19.8%	59.5%	6.9%	1.37x
$39,600,000

■	The Mortgaged Property. The 65 Bay Street Property is a 52-story building totaling 447 residential units, 17,459 SF of ground floor retail space and a 624-space attached, parking garage located in Jersey City, New Jersey. The 65 Bay Street Property is subject to a master condominium development known as the Harborspire Condominium which consists of 2 units: (i) a 443-unit Trump Plaza West Condominium Tower, retail space and a commercial parking garage (collectively, the “West Unit”) and (ii) a 447-unit apartment tower, retail units and a commercial parking garage (collectively, the “East Unit”). The West Unit is subject to a sub-condominium development known as the Trump Plaza West Condominium which consists of 443 residential units, 9 retail units and a garage unit. The 65 Bay Street Property consists of (x) the East Unit of the Harborspire Condominium and (y) three retail units and the garage unit of the Trump Plaza West Condominium. The multifamily portion of the 65 Bay Street Property was 93.7% occupied as of March 27, 2018.

The 447-unit residential portion of the 65 Bay Street Property has a unit mix that includes 38 studio apartments, 309 one-bedroom units and 100 two-bedroom units. The average residential unit size at the 65 Bay Street Property is approximately 824 SF and the average monthly rent is $3,392 ($4.19 per SF per month). The residential units feature high-end condominium finishes including oak flooring, concrete Caesarstone countertops, stainless steel appliances, large walk-in closets, washers and dryers and large windows. The 65 Bay Street Property has 41,000 SF of amenity space which includes a pool deck, fitness center, observation lounge (52nd floor), party room, chef’s table, sports parlor, poker and game rooms, kids’ playroom and spa treatment rooms. The residential units at the 65 Bay Street Property began leasing up in December 2016 following the completed development of the 65 Bay Street Property.

The retail portion of the 65 Bay Street Property totals 17,459 SF and is currently 100% leased to four tenants. The largest retail tenant at the 65 Bay Street Property is CVS (rated Baa1/BBB+ by Moody’s/S&P). The second largest

LOAN #2: 65 bay street

tenant is CycleBar, an indoor cycling studio company, which represents the largest network of premium indoor cycle studios globally, with more than 180 locations slated to open throughout 2018. The cycle theater is equipped to hold up to 55 customized bikes and has state-of-the-art, enhanced lighting and sound systems plus built-in cycle stats performance data monitors. The remaining retail space consists of 3,720 SF leased to F45 Training and Maggie’s Farm Espresso, both of which executed leases in late March 2018. The signing of these last two leases increased retail occupancy, for the 65 Bay Street Property, to 100%.

The parking garage, which has a total of 624 parking spaces, is part of the collateral for the 65 Bay Street Loan. The garage has 24-hour access, dedicated stairways, elevators and controlled-access gates. The garage is utilized by the residential tenants of the 65 Bay Street Property along with tenants of the West Unit, transient hourly and monthly parkers and the general public.

The following table presents certain information relating to the major retail tenants (of which certain tenants may have co-tenancy provisions) at the 65 Bay Street Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
CVS	NR / Baa1 / BBB+	10,410	59.6%	$624,600	63.3%	$60.00	3/31/2038	3, 5-year options
CycleBar(3)	NR / NR / NR	3,329	19.1	133,160	13.5	40.00	4/30/2028	2, 5-year options
F45 Training	NR / NR / NR	2,770	15.9	180,050	18.3	65.00	3/14/2028	1, 5-year option
Maggie’s Farm Espresso	NR / NR / NR	950	5.4	48,450	4.9	51.00	3/31/2023	1, 5-year option
Largest Owned Tenants		17,459	100.0%	$986,260	100.0%	$56.49
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		17,459	100.0%	$986,260	100.0%	$56.49

(1)	Based on the underwritten rent roll dated March 27, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	CycleBar has a one-time lease termination option at the end of the fifth lease year if gross sales drop below $582,575, in either of the first through fourth lease years, with 11-months’ notice and the payment of any unamortized tenant improvements and leasing commissions and other transaction costs.

The following table presents certain information relating to the retail lease rollover schedule at the 65 Bay Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2018 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	950	5.4	5.4%	48,450	4.9	$51.00	1
2024	0	0.0	5.4%	0	0.0	$0.00	0
2025	0	0.0	5.4%	0	0.0	$0.00	0
2026	0	0.0	5.4%	0	0.0	$0.00	0
2027	0	0.0	5.4%	0	0.0	$0.00	0
2028	6,099	34.9	40.4%	313,210	31.8	$51.35	2
2029 & Beyond	10,410	59.6	100.0%	624,600	63.3	$60.00	1
Vacant	0	0.0	100.0%	NAP	NAP	$0.00	0
Total / Wtd. Avg.	17,459	100.0%		$986,260	100.0%	$56.49	4

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

■	Tax Abatement: The East Unit of the 65 Bay Street Property has secured a five-year abatement, via a tax agreement (“Tax Agreement”) with the City of Jersey City. According to the Tax Agreement, taxes were fully exempt in 2017 and are payable in the second year of the PILOT (2018) on the land ($95,199) plus 20% of the actual total taxes due that are estimated at $552,817; the total due, for 2018, equals $648,016. For years three through five, the land tax increases 3% annually and the tax on the improvement-portion of the collateral is 40%, 60%, and 80% of actual total taxes. The stabilized tax payment for the improvements, upon Tax Agreement expiration, is estimated to be $2,764,085 and this equates to a total expense of $2,859,284 (includes taxes on land), or $6,397 per unit.

LOAN #2: 65 bay street

The following table presents certain information relating to historical leasing at the 65 Bay Street Property:

Historical Leased %(1)(2)

	2017	As of 3/27/2018
Owned Space	54.0%	93.7%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The historical leased figures represent the multifamily unit occupancy.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 65 Bay Street Property:

Cash Flow Analysis(1)

	2017	TTM 2/28/2018	Underwritten	Underwritten $ per Unit
Apartment Income
Base Rent(2)	$8,559,662	$10,710,138	$17,054,784	$38,154
Potential Income from Vacant Units	0	0	1,254,000	2,805
Other Income	475	525	0	0
Gross Potential Rent - Apartments	$8,560,137	$10,710,663	$18,308,784	$40,959
Vacancy & Credit Loss & Concessions(3)	(1,174,771)	(1,191,950)	(1,254,000)	(2,805)
Total Rent	$7,385,366	9,518,713	$17,054,784	38,154
Other Income – Apartments(4)	331,138	308,599	308,599	690
Effective Gross Income – Apartments	$7,716,504	$9,827,312	$17,363,383	$38,844

Commercial Income
Commercial Rental Income(5)	$0	$0	$1,056,100	$2,363
Parking Income(6)	994,905	1,167,109	1,550,000	3,468
Gross Potential Income - Commercial	$994,905	$1,167,109	$2,606,100	$5,830
Economic Vacancy & Credit Loss(7)	0	0	(130,305)	(292)
Effective Gross Income – Commercial	$994,905	$1,167,109	$2,475,795	5,539
Total EGI	$8,711,409	$10,994,421	$19,839,178	$44,383

Real Estate Taxes(8)	$74,584	$120,721	$2,453,771	$5,489
Insurance	407,524	413,634	368,707	825
Management Fee	261,598	329,833	595,175	1,331
Other Operating Expenses(9)	2,864,167	3,103,900	2,614,290	5,849
Total Operating Expenses	$3,607,873	$3,968,087	$6,031,943	$13,494

Net Operating Income	$5,103,536	$7,026,333	$13,807,234	$30,889
Replacement Reserves – Apartments	0	0	111,750	250
Replacement Reserves – Commercial	0	0	2,619	6
TI/LC	0	0	17,459	39
Net Cash Flow	$5,103,536	$7,026,333	$13,675,406	$30,594

Occupancy	54.0%	93.7%(2)	93.2%(3)
NOI Debt Yield	5.1%	7.0%	13.8%
NCF DSCR	1.08x	1.49x	2.89x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is based on occupied units as of the rent roll dated March 27, 2018 and includes future leases, occurring through June 1, 2018, that have been signed and reserved with security deposits.

(3)	Vacancy is underwritten to the current, economic vacancy of 6.8%.

(4)	Other Income – Apartments includes amenity income, application fees, pet fees, storage fees, lease premiums and other miscellaneous sources.

(5)	Commercial Rental Income includes base rent and recoveries from the commercial tenants. There were no prior period collections as these are new leases with the first rental payments due in 2018.

(6)	Parking Income is generated from the on-site parking garage, with 624 spaces, and underwritten to the appraiser’s stabilized value conclusion of $2,484 per space with a 5% vacancy loss allocation.

(7)	Commercial and Parking vacancy is underwritten at 5.0%.

(8)	The 65 Bay Street Property is subject to a five-year tax abatement for the residential component via a PILOT program. Real Estate Taxes, on land ($95,199), are payable beginning in the second year of the PILOT program (2018 with none due in 2017) plus 20% of the actual full taxes on the improvements, estimated to be $552,817 for a total due of $648,016 for 2018. For years three through five, the land tax increases 3% annually and the tax on the improvements are 40%, 60%, and 80% of actual full taxes. Real Estate Taxes are underwritten to the 10-year average expense of $5,489 per unit.

(9)	Underwritten Other Operating Expense is lower than the historical numbers as some expenses were higher in prior periods due to the 65 Bay Street Property being in lease-up. Advertising & Marketing Expense was significantly higher in 2017 largely due to newspaper advertising that was around $526 per unit during the 2017 property lease-up. As the 65 Bay Street Property nears stabilization, the Advertising & Marketing Expense is significantly lower. Similarly, historical General & Administrative Expense was high due to lease-up (approximately $600/unit for 2017 and $650/unit for TTM) and is now lower due to the 65 Bay Street Property reaching a stabilized occupancy. The General & Administrative Expense was underwritten at $350 per SF.

LOAN #2: 65 bay street

■	Appraisal. According to the appraisal, the 65 Bay Street Property had an “as-is” appraised value of $332,000,000 as of January 12, 2018 and two separate “as-stabilized” appraised values of: $336,000,000 as of March 12, 2018 and $343,000,000 as of January 1, 2019. Under the first scenario, the appraiser assumed that the 65 Bay Street Property’s vacant spaces would reach a stabilized occupancy of 96.0% by March 12, 2018. The second stabilization scenario assumes that rental concessions would no longer exist, at the 65 Bay Street Property, by January 1, 2019.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$335,000,000	N/A	4.25%
Discounted Cash Flow Approach(1)	$336,000,000	6.50%	5.00%(2)

(1)	The Appraised Value represents the “as-stabilized” value as of March 12, 2018 which assumes a stabilized occupancy of 96% for the 65 Bay Street Property.

(2)	Represents the terminal cap rate.

■	Environmental Matters. According to a Phase I environmental report, dated October 2, 2017, there are no recognized environmental conditions or recommendations for further action at the 65 Bay Street Property.

■	Market Overview and Competition. The 65 Bay Street Property is located on Bay Street between Washington Street and Greene Street in Jersey City, New Jersey. Jersey City is the largest city in Hudson County and the second largest city in the state of New Jersey. Financial service and service oriented industries, with direct rapid transit access to Manhattan, in New York City, have played a prominent role in the redevelopment of the Jersey City waterfront and the creation of one of the nation’s largest downtown central business districts. Large employers such as Goldman Sachs, JP Morgan Chase, Bank of America, BNP Paribas and Deutsche Bank have relocated back-office personnel to large blocks of office space along the Hudson River waterfront. Other employment opportunities include city and county governmental agencies, quasi-governmental agencies and educational institutions such as Rutgers University and Stevens Institute of Technology. Local businesses, Newark Liberty International Airport and the ports of Newark and Elizabeth are also major employers offering opportunities in the general area. Major retail employers in the area include the 1.16 million square feet Newport Centre and the 300,000 square feet Hudson Mall. Harborside Financial Center, a major mixed-use development with both office and residential uses, is to the west of the 65 Bay Street Property. The 65 Bay Street Property is also located within a short walking distance of various commercial uses including restaurants, convenience stores and support services. The closest lodging facility, the Hyatt Regency, is located four blocks southeast at Exchange Place.

During the last five years, development in the broader area has been predominantly for multifamily uses consisting specifically of mid and high-rise condos and rentals. A majority of the high-rise development occurred predominantly along the Hudson River in the municipalities of Jersey City and Hoboken, as well as west of the 65 Bay Street Property along the Morris Basin Canal in Jersey City. The 65 Bay Street Property is accessible by vehicle via U.S. Routes 1 and 9, I-78, I-280 and the New Jersey Turnpike. Additionally, Jersey City is connected to Manhattan via the Holland and Lincoln Tunnels. The 65 Bay Street Property benefits from a mass transit infrastructure which provides access via the PATH subway to Hoboken, Harrison and Newark in New Jersey, as well as downtown and midtown Manhattan. Of the four PATH subway stations in Jersey City, the 65 Bay Street Property is well located next to two: Grove Street and Exchange Place. In addition, the Harborside Ferry Terminal is located directly to the west of the 65 Bay Street Property, which provides ferry service from Jersey City, NJ to Midtown Manhattan. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius was 54,030, 710,680 and 1,695,220, respectively. Additionally, for the same period, the median household income within a one-, three- and five-mile radius was $106,989, $81,751 and $79,173, respectively.

According to a third-party report, the 65 Bay Street Property is part of the Hudson County multifamily submarket of Northern New Jersey. As of the third quarter of 2017, the Northern New Jersey multifamily market had a total inventory of 1,045 properties totaling 230,392 units with a vacancy rate of 4.2% and average asking rents of $1,804 per month. The Hudson County Class A multifamily submarket has a total inventory of 25,730 units with a 4.7% vacancy rate and average asking rents of $3,474 per month. The Class A submarket vacancy rate has averaged approximately 5.0% since 2006 and at its peak, in 2014, the vacancy was 8.4%.

LOAN #2: 65 bay street

The following table presents certain information relating to the primary competition for the 65 Bay Street Property:

Directly Competitive Buildings(1)

	65 Bay Street Property(2)	70 Columbus	M2	The One	Morgan at Provost Square	Monaco	URBY
Number of Stories	52	48	38	36	38	47	69
Year Built	2008, 2015-2018	2015	2016	2015	2013-2016	2010	2017
Number of units	447	560	311	439	417	524	762
Unit size:
- Studio	546	510	582	628	545	647	586
- 1-BR	751	674	756	740	756	771	779
- 2-BR	1,152	939	1,126	1,200	1,142	1,167	1,013
Rent per month:
- Studio	$2,496	$2,540	$2,845	$2,925	$2,580	$2,605	$2,650
- 1-BR	$3,139	$3,180	$3,080	$3,220	$3,070	$2,925	$3,178
- 2-BR	$4,566	$4,400	$4,200	$4,530	$4,030	$4,415	$4,390

(1)	Source: Appraisal.

(2)	The rent per month for the subject property is based off of the underwritten rent roll dated March 27, 2018.

■	The Borrower. The borrower is Morgan Street Developers Urban Renewal Company LLC, a New Jersey limited liability company and a single purpose entity. The borrower’s managing member is Morgan Street Developers Managing Member, LLC, a Delaware limited liability company, which is a single purpose entity with two independent managers. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 65 Bay Street Loan. Seryl Kushner and KABR Real Estate Investment Partners II, LLC are the nonrecourse carve-out guarantors for the 65 Bay Street Loan.

KABR Group is a vertically integrated private equity real estate firm responsible for the investment, management, and development of commercial real estate. KABR was founded by Kenneth Pasternak, Laurence Rappaport and Adam Altman in 2008. Kushner Companies and KABR Group are currently partnered on over 4.4 million SF of real estate investments in New Jersey, comprising 2,918 residential units (existing and under development) across six properties.

■	Escrows. On the origination date of the 65 Bay Street Loan, the borrower funded a reserve of (i) $64,630 for real estate taxes, (ii) $1,081,217 for outstanding tenant improvements and leasing commissions, (iii) $779,126 for advance rents paid under residential leases, (iv) $160,616 for free commercial rent reserve and (v) $6,971 for common charges reserve.

On each due date, the borrower will be required to fund the following reserves: (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that insurance is not covered under an acceptable blanket policy or Event of Default is continuing, (iii) commencing on the payment date in May 2019, $9,531 for capital expenditures, (iv) $1,455 for tenant improvements and leasing commissions and (v) $6,971 for condominium common charges.

■	Lockbox and Cash Management. The 65 Bay Street Loan documents require a hard lockbox for retail tenants and a soft lockbox for residential tenants with in-place cash management. The borrower is required to deliver tenant direction letters, to each existing non-residential tenant at the 65 Bay Street Property directing each existing non-residential tenant to remit their rent checks directly to the lender. The borrower is also required to deliver a tenant direction letter to each and every future non-residential tenant. The borrower is required to (or is required to cause the property manager to) collect all rents from residential tenants of the 65 Bay Street Property and deposit the same into the clearing account within two days of receipt. In the event the borrower receives rents paid more than one month in advance, the borrower is required to deposit all rents into the clearing account within two days of receipt and will notify the deposit bank and the lender in writing of the amounts of rent collected more than one month in advance, the tenants to which the rents pertain, and the dates for which such advance rents apply. Without in any way limiting the foregoing, all rents received by the borrower or manager are required to be deposited into the clearing account within two business days of receipt. All funds deposited into the clearing account are required to be swept by the clearing bank on a daily basis into the deposit account and will, so long as no event of default exists under the 65 Bay Street Loan, be disbursed on each due date to fund reserves, debt service and, if from and after April 5, 2019 the debt service coverage ratio is not at least 1.10x (a “Cash Trap Period”) to fund approved operating expenses. Any funds remaining in the deposit account after the foregoing disbursements shall, if no Cash Trap Period exists and no event of default under the 65 Bay Street Loan documents exists, be paid to the borrower, and if a Cash Trap Period exists, be held as additional collateral for the 65 Bay Street Loan. A Cash Trap Period will end so long as no event of default under the 65 Bay Street Loan documents exists and the debt service coverage ratio is at least 1.15x for 3 consecutive months. The borrower may cure a Cash Trap Period by partially defeasing the 65 Bay Street Loan after the start-up

LOAN #2: 65 bay street

date in an amount to achieve a debt service coverage ratio of 1.15x. During the existence of an event of default under the 65 Bay Street Loan, all amounts deposited in the deposit account may be applied in the order and manner selected by the lender.

■	Property Management. The 65 Bay Street Property is currently managed by Westminster Management, L.L.C., a borrower affiliate. Under the 65 Bay Street Loan documents, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 120 days or any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the 65 Bay Street Loan documents is continuing; or (iii) a material default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager with a successor property manager pursuant to a new management agreement, each approved in writing by the lender in the lender’s reasonable discretion and, following securitization, by the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. The 65 Bay Street Subordinate A2-Note, with an outstanding principal balance as of the Cut-off Date of $60,400,000, accrues interest at an interest rate of 5.00% per annum. The 65 Bay Street B-Note, with an outstanding principal balance as of the Cut-off Date of $39,600,000, accrues interest at an interest rate of 5.40% per annum. The 65 Bay Street Subordinate A2-Note is held Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO.190 and the 65 Bay Street B-Note is held by a third party investor, IGIS US Private Placement Real Estate Investment Trust No. 169.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 65 Bay Street Property, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of the 65 Bay Street Property for a period of up to 18 months during restoration, plus extended indemnity until the earlier of the 65 Bay Street Property’s income returning to the level prior to loss or 24 months following the casualty. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $100,000, except with respect to earthquake and windstorm/named storm which may provide for no deductible in excess of 5% of the total insurable value of the 65 Bay Street Property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #3: flats at east bank

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	RMF
Location (City/State)	Cleveland, Ohio	Cut-off Date Balance(4)	$59,000,000
Property Type	Mixed Use	Cut-off Date Balance per Unit(3)	$298,755.19
Size (Units)	241	Percentage of Initial Pool Balance	8.8%
Total Occupancy as of 3/12/2018	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 3/12/2018	100.0%	Type of Security	Fee Simple/Leasehold
Year Built / Latest Renovation	2015 / NAP	Mortgage Rate	5.08980%
Appraised Value	$138,420,000	Original Term to Maturity (Months)	120
Appraised Date	3/1/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor	Scott A. Wolstein and Iris S. Wolstein(1)	Original Interest Only Period (Months)	120
Property Management(2)	Various	First Payment Date	6/6/2018
Maturity Date	5/6/2028

Underwritten Revenues	$9,355,038
Underwritten Expenses	$2,226,632	Escrows(5)
Underwritten Net Operating Income (NOI)	$7,128,405	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,041,490	Taxes	$194,558	$48,639
Cut-off Date LTV Ratio(3)	52.0%	Insurance	$52,646	$5,571
Maturity Date LTV Ratio(3)	52.0%	Replacement Reserves	$0	$5,765
DSCR Based on Underwritten NOI / NCF(3)	1.92x / 1.90x	TI/LC	$276,895	$2,482
Debt Yield Based on Underwritten NOI / NCF(3)	9.9% / 9.8%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
A Notes Amount	$72,000,000	77.3%	Loan Payoff	$84,989,884	91.2%
B Note Amount	21,000,000	22.5	Closing Costs	7,555,436	8.1
Other Sources	150,000	0.2	Upfront Reserves	524,099	0.6
Principal Equity Distribution	80,581	0.1
Total Sources	$93,150,000	100.0%	Total Uses	$93,150,000	100.0%

(1)	The borrower sponsors are Scott A. Wolstein and Iris S. Wolstein, as trustee of the Iris S. Wolstein Trust originally dated October 26, 1995, as amended and restated on September 18, 2017.

(2)	The multifamily component of the Flats at East Bank Property (as defined below) is managed by Village Green Management Company LLC and the retail component is managed by Flats East Bank Management LLC.

(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Flats at East Bank A-Notes (as defined below).

(4)	The Flats at East Bank Loan (as defined below) has a Cut-off Date Balance of $59,000,000 and represents the non-controlling (so long as a control appraisal period is not in existence pursuant to the related co-lender agreement) note A-1 of the $93,000,000 Flats at East Bank Loan Combination (as defined below), which is evidenced by two pari passu senior notes, with an aggregate outstanding principal balance as of the Cut-off Date of $72,000,000 and one subordinate note, with an outstanding principal balance as of the Cut-off Date of approximately $20.9 million. See the “Loan Combination Summary” table in “—The Mortgage Loan” below

(5)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Flats at East Bank Loan”) is part of a loan combination (the “Flats at East Banks Loan Combination”) evidenced by two pari passu senior notes and one subordinate note that are together secured by a first mortgage encumbering the borrower’s leasehold interest and the Port Authority of Cleveland-Cuyahoga County’s (the “Cleveland-Cuyahoga Port Authority”) fee simple interest in a 241-unit mixed use property located in Cleveland, Ohio (the “Flats at East Bank Property”). The structure of the Cleveland-Cuyahoga Port Authority owning the fee simple interest in the Flats at East Bank Property was created to effectuate sales tax savings with respect to construction costs and is “collapsible” during the term of the Flats at East Bank Loan subject to compliance with certain terms and conditions in the Flats at East Bank Loan documents. The Flats at East Bank Loan, which is evidenced by note A-1 represents a non-controlling (so long as a control appraisal period is not in existence pursuant to the related co-lender agreement) interest in the Flats at East Bank Loan Combination, had an original principal balance of $59,000,000, has an outstanding principal balance as of the Cut-off Date of $59,000,000 and represents approximately 8.8% of the Initial Pool Balance. The related companion loan (the “Flats at East Bank Companion Loan”), which is evidenced by the non-controlling pari passu note A-2, had an original principal balance of $13,000,000, and has an outstanding principal balance as of the Cut-off Date of $13,000,000, is currently held by Rialto Mortgage Finance, LLC and is expected to be contributed to one or more future securitization transactions. The Flats at East Bank Loan Combination had an original principal balance of $93,000,000, has an outstanding principal balance as of the Cut-off Date of $92,922,918 and is evidenced by two pari passu senior A notes, with an aggregate outstanding principal balance as of the Cut-off Date of $72,000,000 (the “Flats at East Bank A-Notes”) and one controlling (so long as a control appraisal period is not in existence) subordinate B note (the “Flats at East Bank B-Note”) with an outstanding principal balance as of the Cut-off Date of $20,922,918. The Flats at East Bank B-Note is currently held by ACREFI Mortgage Lending, LLC. The Flats at East Bank Loan accrues interest at an interest rate of 5.08980% per annum. The Flats at East Bank Loan Combination, which accrues interest at an interest rate of 6.00000% per annum is based on a 30-year amortization schedule with all amortization being applied to the Flats at East Bank B-Note. The proceeds of the Flats at East Bank Loan Combination were primarily used to refinance existing debt on the Flats at East Bank Property, fund upfront reserves, pay closing costs and return equity to the sponsor.

The Flats at East Bank Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Flats at East Bank Loan requires payments of interest only during its term. The scheduled maturity date of the Flats at East Bank Loan is the due date in May 2028. Voluntary prepayment of the Flats at East Bank Loan is

LOAN #3: flats at east bank

permitted on or after the due date in November 2027. Provided no event of default under the Flats at East Bank Loan is continuing, defeasance of the Flats at East Bank Loan Combination with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents is permitted at any time after the second anniversary of the securitization Closing Date.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$59,000,000	$59,000,000	CGCMT 2018-C5	No(1)
A-2	$13,000,000	$13,000,000	Rialto Mortgage Finance, LLC(2)	No
B	$21,000,000	$20,922,918	ACREFI Mortgage Lending, LLC	Yes
Total / Wtd. Avg.	$93,000,000	$92,992,918

(1)	Following the occurrence (and during the continuance) of a control appraisal period pursuant to the related co-lender agreement, note A-1 will be the controlling note.

(2)	Expected to be contributed to one or more future securitization transactions.

Loan Combination Metrics

	% of Total Debt	Cut-off Date Cumulative LTV	UW Cumulative NOI Debt Yield	UW Cumulative NCF DSCR
A-Notes	77.4%	52.0%	9.9%	1.90x
$72,000,000
B-Note	22.6%	67.1%	7.7%	1.05x
$21,000,000

■	The Mortgaged Property. The Flats at East Bank Property is a seven-story mixed use property located along Old River Road and Front Avenue in downtown Cleveland, Ohio. The Flats at East Bank Property was constructed in 2015 and is situated on 2.29 acres. The retail component of the Flats at East Bank Property is comprised of 59,562 SF on the first floor and the multifamily component is comprised of 241 units on floors two through seven. The Flats at East Bank Property is located on the edge of the Waterfront District and within The Flats East Bank, an over $500 million waterfront project on the banks of the Cuyahoga River. Phase One of the project, which was also developed by the sponsor, opened in May 2013 and features an 18-story, 500,000 SF office tower considered to be the first new office tower constructed in downtown Cleveland in more than 15 years. The project also includes the Aloft Hotel and a range of local restaurants. Phase Two includes the Flats at East Bank Property. Phase Three will be developed by the sponsor and is currently in the planning stages. Phase Three is expected to include a movie theater, street level retail, and an additional 100 residences.

The 241-unit multifamily component consists of 164 one-bedroom/one bath units, 71 two-bedroom/two-bath units and six three-bedroom/two-bath units. Community amenities include 24/7/365 concierge service and room service, 24-hour fitness center, 40,000 SF outdoor resident terrace, business/conference center, clubroom with full size kitchen, heated indoor parking garage with direct elevator access, boat parking, package delivery, dry cleaning, valet parking for residents and guests, and restaurants on site. Unit amenities include Bosch washer/dryer in each unit, floor-to-ceiling windows with panoramic lake, river, and downtown views, and whirlpool stainless steel appliances. The retail component is 100.0% leased by eight national, regional and local tenants.

The Flats at East Bank Property, together with the adjacent parcels and public infrastructure benefitting the Flats at East Property, was financed with the proceeds of bonds issued by the City Council for the City of Cleveland secured by tax increment financing payments (the “TIF”). In connection with the TIF, the Flats at East Bank Property, along with other properties within the related TIF district, received a 30-year exemption from taxes for improvements of the TIF district parcels, which expires in October, 2039. Pursuant to the TIF, the owner of the Flats at East Bank Property is obligated to make payments in lieu of taxes during the duration of the exemption that are equivalent to the amount of real estate taxes that would be payable in the absence of the exemption. Initially a minimum “payment in lieu of taxes” (in an aggregate amount sufficient to pay bond debt service) was required to be paid by parcel owners until built-out property values increased. The payments in lieu of taxes are utilized to pay, among other things, various bond financings and from excess TIF payments other loans made to finance the development of the Flats at East Bank Property and other properties located within the related TIF district. Any default in the payment of the payments in lieu of taxes is by law subject to the same liens and enforcement as those associated with the failure to pay ordinary real estate taxes. The Flats at East Bank Property is currently subject to a 15-year tax abatement on 100% of the assessed taxes for the new construction costs of the residential space at the Flats at East Bank Property. The

LOAN #3: flats at east bank

total assessment for the Flats at East Bank Property is $52,374,900 or $217,323 per unit. The Flats at East Bank Property benefits from an exemption in the amount of $36,578,000, reducing the taxable assessment to $5,528,940 or $22,942 per unit. Total abated taxes for the Flats at East Bank Property are $583,673 or $2,422 per unit.

The borrower sponsor received a $17,000,000 loan from County of Cuyahoga to finance the Flats at East Bank Property in April, 2014. The loan was made from the proceeds of County of Cuyahoga’s issuance of bonds named $17,000,000 Taxable Economic Development Revenue Bonds, Series 2014A (Flats East Development LLC Project) (“IRB Bonds”). The bonds are allocated into three tranches of approximately $3.78 million (at 4.5%), $6.865 million (at 5.5%), and $6.355 million (at 6.0%) and expire in 2024, 2033 and 2038, respectively. The debt service for the Flats at East Bank Loan will be used to repay the IRB Bonds and is secured by a subordinate mortgage on the Flats at East Bank Property which is subject to the Subordination and Intercreditor Agreement. The bond trustee is holding one year of debt service ($1,366,650) in a reserve for the IRB Bonds. The current outstanding balance of the IRB Bonds is $16,565,000. All tranches of the IRB Bonds are fully amortizing. The bonds are personally guaranteed by Flats East Development LLC, the Iris Wolstein trust, Scott Wolstein and Iris Wolstein. The IRB Bonds carry a credit rating of “AA-” from Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies and a ration of “Aa3” from Moody’s Investors Service, Inc.

The Flats at East Bank Property does not have access to any public roads for ingress and egress. The City of Cleveland (the “City”) owns the roadways surrounding the Flats at East Bank Property and has leased the roadways to Flats East Management, LLC, a wholly owned subsidiary of the borrower (“Tenant”) pursuant to a 99-year lease expiring on October 1, 2114. Base rent of $99.00 has been prepaid. The lease requires that the roadways will remain at all times free and open to the general public as public roadways and sidewalks. The lease is not assignable without the City’s consent so the borrower has pledged its equity in the Tenant as collateral for the Flats at East Bank Loan. In addition, the Tenant entered into a recorded estoppel and agreement with respect to the lease for the benefit of borrower and lender, wherein Tenant agrees to maintain and use the access area as an open public roadway and ensure continuous access, as well as use commercially reasonable efforts to obtain an access easement from the City for the benefit of the Flats at East Bank Property as provided for in the lease.

The following table presents certain information relating to the units and rent at the Flats at East Bank Property:

Unit Mix(1)

Unit Type	Occupied Units	Vacant Units	Total Units	% of Total Units	Average SF per Unit	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
1 Bedroom / 1 Bath	164	0	164	68.0%	930	$1,902	$1,962	$1,962	$3,861,756
2 Bedroom / 2 Bath	71	0	71	29.5	1,332	2,971	2,964	2,964	2,525,352
3 Bedroom / 2 Bath	6	0	6	2.5	1,602	3,683	3,714	3,714	267,372
Total / Wtd. Avg.	241	0	241	100.0%	1,065	$2,261	$2,301	$2,301	$6,654,480

(1)	As provided by the borrower per the March 12, 2018 rent roll.

(2)	Source: Appraisal

LOAN #3: flats at east bank

The following table presents certain information relating to the tenants at the Flats at East Bank Property:

Largest Owned Tenants Based On Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF(3)	Occupancy Cost(3)	Renewal / Extension Options
Punch Bowl Social	NR/NR/NR	19,746	33.2%	$691,110	32.1%	$35.00	9/18/2030	$338	10.7%	2, 5-year options
Rascal Flatts	NR/NR/NR	10,287	17.3	454,512	21.1	44.18	11/1/2025	NA	NA	3, 5-year options
Thirsty Dog Brewery	NR/NR/NR	8,583	14.4	300,405	13.9	35.00	10/19/2027	$51	81.0%	2, 5-year options
Magnolia	NR/NR/NR	4,274	7.2	184,708	8.6	43.22	8/14/2026	$441	9.8%	2, 5-year options
Dante’s Inferno	NR/NR/NR	4,340	7.3	151,900	7.1	35.00	9/4/2027	$70	58.6%	2, 5-year options
Big Bang	NR/NR/NR	4,722	7.9	129,005	6.0	27.32	8/6/2025	$370	10.0%	2, 5-year options
Bourbon, Beer & Bocce	NR/NR/NR	3,075	5.2	107,625	5.0	35.00	9/4/2027	$89	46.4%	2, 5-year options
Beer Head	NR/NR/NR	3,500	5.9	98,000	4.6	28.00	8/27/2025	$615	6.0%	2, 5-year options
Magnolia - LOI	NR/NR/NR	1,035	1.7	36,225	1.7	35.00	12/31/2027	NA	NA	NA
Largest Owned Tenants		59,562	100.0%	$2,153,490	100.0%	$36.16
Vacant Spaces (Owned Space)		0	0.0	0	0	0.00
Total / Wtd. Avg. All Owned Tenants		59,562	100.0%	$2,153,490	100.0%	$36.16

(1)	Based on the underwritten rent roll dated March 14, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Tenant Sales $ per SF and Occupancy Cost were provided by the borrower and reflect TTM sales as of February 2018.

The following table presents certain information relating to the lease rollover schedule:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	18,509	31.1	31.1%	681,517	31.6	$36.82	3
2026	4,274	7.2	38.3%	184,708	8.6	$43.22	1
2027	17,033	28.6	66.8%	596,155	27.7	$35.00	3
2028	0	0.0	66.8%	0	0.0	$0.00	0
2029 & thereafter	19,746	33.2	100.0%	691,110	32.1	$35.00	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	59,562	100.0%		$2,153,490	100.0%	$36.16	8

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the Flats at East Bank Property:

Historical Leased %(1)

	2016	2017	TTM 3/14/2018
Owned Space	85.4%	86.9%	100.0%

(1)	As provided by the borrower which reflects average occupancy of the retail portion for the indicated year.

LOAN #3: flats at east bank

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Flats at East Bank Property:

Cash Flow Analysis(1)

	2016	2017	TTM 3/31/2018	Underwritten	Underwritten $ per Unit
Residential Base Rent	$6,654,689	$6,810,222	$6,779,839	$6,654,480	$27,612
Retail Base Rent	1,451,868	1,234,635	1,609,012	2,153,490	8,936
Percentage Rent	0	0	70,373	70,373	292
Total Rent	$8,106,558	$8,044,857	$8,459,224	$8,878,343	$36,840
Total Reimbursables	328,042	308,866	380,431	519,705	2,156
Other Income(2)	659,167	594,033	512,742	512,742	2,128
Less Vacancy & Credit Loss	(1,431,526)	(1,224,336)	(1,322,554)	(555,752)	(2,306)
Effective Gross Income	$7,662,241	$7,723,421	$8,029,843	$9,355,038	$38,818

Total Operating Expenses	$1,836,663	$2,012,411	$1,999,144	$2,226,632	$9,239

Net Operating Income	$5,825,578	$5,711,010	$6,030,699	$7,128,405	$29,578
TI/LC(3)	0	0	0	29,781	124
Capital Expenditures	0	0	0	57,134	237
Net Cash Flow	$5,825,578	$5,711,010	$6,030,699	$7,041,490	$29,218

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income includes parking, RUBS, late fees, application fees, pet rent, health & fitness, miscellaneous income, etc.

(3)	Underwritten TI/LC is based on the 59,562 SF commercial space.

■	Appraisal. According to the appraisal, the Flats at East Bank Property had an “as-is” appraised value of $138,420,000 as of March 1, 2018.

Appraisal Approach(1)	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$138,420,000	N/A	4.75%

(1)	Source: Appraisal.

■	Environmental Matters. According to a Phase I environmental report, dated April 2, 2018, there are no recommendations for further action at the Flats at East Bank Property other than continued compliance with the terms of the November 2010 no further action letter issued in conjunction with suspect contamination at the Flats at East Bank Property, including institution controls, covenants and other restrictions in place.

■	Market Overview and Competition. The Flats at East Bank Property is a mixed use property located in Cleveland, Cuyahoga County, Ohio, within the Cleveland-Elyria-Mentor, OH metropolitan statistical area (the “Cleveland MSA”). The Cleveland MSA is located in the northeast portion of Ohio. Cleveland MSA’s economy is primarily driven by the financial, manufacturing, education, healthcare, and sciences sectors. Cleveland serves as headquarters to a group of companies on the Fortune 500 list, both industrial and non-industrial, including National City Corp., Eaton Corp., Parker Hannifin Corp., Sherwin-Williams Co., and KeyCorp. Other major employers include the Cleveland Clinic, University Hospitals, U.S. Office of Personnel Management, Progressive Corp, and Cuyahoga County. As of December 2017, the Cleveland MSA unemployment rate was 5.7%, in comparison to the state and national unemployment rates of 5.0% and 4.4%, respectively.

The Flats at East Bank Property is located in the downtown Cleveland area recognized as The Flats district within close proximity of the Playhouse Square theater district, and local sports venues Progressive Field and Quicken Loan Arena, home to the Cleveland Indians and Cavaliers, respectively. The area consists of multi-family, office, and retail properties. The neighborhood is accessible via Old River Road and Front Ave, with regional access provided by Interstate 77 and Interstate 71. The estimated 2018 population within a one-, three- and five-mile radius of the Flats at East Bank Property is 9,606, 82,802 and 233,459, respectively, with an average household income within a one-, three- and five-mile radius of $88,621, $50,388 and $47,157, respectively.

According to the appraisal, the Flats at East Bank Property is located within the Cleveland apartment market which contained 116,205 units as of fourth quarter 2017. The Cleveland apartment market reported a vacancy rate of 3.3% and reported an average asking rental rate of $869 per unit. According to the appraisal, the Flats at East Bank Property is located within the Downtown/The Flats/Warehouse District apartment submarket which contained 5,879 units as of fourth quarter 2017. The Downtown/The Flats/Warehouse District apartment submarket reported a vacancy rate of 5.6% and reported an average asking rental rate of $1,583 per unit.

LOAN #3: flats at east bank

According to the appraisal, the Flats at East Bank Property is located within the Cleveland retail market which contained over 239.3 million SF of retail space as of fourth quarter 2017. The Cleveland retail market reported a vacancy rate of 5.4% and reported asking rent of $10.01 per SF. According to the appraisal, The Flats at East Bank Property is located within the CBD retail submarket which contained approximately 2.2 million SF of retail space as of fourth quarter 2017. The CBD retail market reported a vacancy rate of 3.4% and reported asking rent of $14.34 per SF. As of fourth quarter 2017 there was positive absorption of 26,941 SF with no new construction reported.

The following table presents certain information relating to the primary competition for the Flats at East Bank Property:

Competitive Multifamily Set(1)

	Flats at East Bank	Mariner’s Watch	The Avenue District	The Standard	Clinton West	Schofield Building
Location	Cleveland	Cleveland	Cleveland	Cleveland	Cleveland	Cleveland
Year Built	2015	2015	2008	1925	2017	1902
Occupancy	100.0%(2)	95.5%	93.5%	26.8%	57.1%	96.0%
No. of Units	241	62	62	281	70	52
Avg. Quoted Rents $/SF	$2.13	$1.82	$1.82	$2.11	$2.01	$2.21
Distance	-	0.9 miles	1.0 mile	0.3 miles	0.9 miles	1.0 mile

(1)	Source: Appraisal.

(2)	Occupancy as of underwritten rent roll dated March 12, 2018.

Competitive Retail Set(1)

	Flats at East Bank	Southworth Building	Huron Pointe	The Ivory	200 Public Square	Flats at East Bank, Phase I	Uptown I
Distance from Subject	-	1.0 miles	1.0 miles	1.1 miles	0.7 miles	0.1 miles	5.3 miles
Property Type	Mixed Use	Retail/Commercial	Retail/Commercial	Retail/Commercial	Retail/Commercial	Retail/Commercial	Retail/Commercial
Year Built	2015	1840	1924	2015	1985	2013	2012
Total GLA	59,562	24,000	60,254	78,179	1,270,204	192,971	122,839
Total Occupancy	100%(2)	100.0%	77.7%	100.0%	91.0%	100.0%	100.0%
Tenant	Punch Bowl Social	N/A	Buffalo Wild Wings	Rise Nation CLE	Ruth’s Chris Steakhouse	Flipside	CLE Clothing Co

(1)	Source: Appraisal.

(2)	Occupancy as of underwriten rent roll dated March 14, 2018.

■	The Borrower. The borrower is Flats East Building 4 LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Flats at East Bank Loan. The non-recourse carve-out guarantors are Scott A. Wolstein and Iris S. Wolstein, as trustee of the Iris S. Wolstein Trust originally dated October 26, 1995, as amended and restated on September 18, 2017, as again thereafter amended.

■	Escrows. On the origination date of the Flats at East Bank Loan, the borrower funded escrow reserves of $194,558 for real estate taxes, (ii) $52,646 for insurance, and $276,895 for tenant improvement and lease commissions.

On each due date, the borrower is required to fund the following reserves with respect to the Flats at East Bank Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; (iii) a replacement reserve in an amount equal to $5,765; and (iv) a tenant improvement and leasing commission reserve in an amount equal to $2,482.

■	Lockbox and Cash Management. The Flats at East Bank Loan is structured with a hard lockbox in place, and requires the borrower to direct the tenants to pay rent directly to a lender-controlled lockbox account or cause the borrower or property manager to deposit all sums received no later than one business day after receipt. All amounts in the lockbox account are required to be swept to a lender-controlled lockbox cash management account each business day. On each payment date, provided no event of default has occurred and is continuing, funds on deposit in the lockbox account are required to be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment for the Flats at East Bank A-Notes; (iv) the monthly debt service payment for the Flats at East Bank B-Note; (v) fees and expenses in accordance with the cash management agreement; (vi) monthly capital expenditure reserves; (vii) monthly TI/LC reserves; (viii) funds sufficient to pay any interest accruing at the Flats at East Bank A-Notes default rate, late payment charges and any other amounts due with respect to the Flats at East Bank A-Notes; (ix) funds sufficient to pay any interest accruing at the Flats at East Bank B-Note default rate, late

LOAN #3: flats at east bank

payment charges and any other amounts due with respect to the Flats at East Bank B-Note; (x) funds sufficient to pay the operating expenses set forth in the annual operating budget following a Cash Sweep Event (as defined below); (xi) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, following a Cash Sweep Event; and (xii) if a Cash Sweep Event is in effect, all excess cash flow will be deposited to the excess cash flow account or to a borrower-controlled account if no Cash Sweep Event is in effect.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the manager; or (iii) a Cash Sweep DSCR Trigger Event (as defined below).

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.10x, until such time that the debt service coverage ratio (based on interest rate of 6% per annum and an amortization period of 30 years) based on the trailing twelve month period is greater than 1.10x for one quarter.

■	Property Management. The Flats at East Bank Property is currently managed by Flats East Bank Management LLC, an affiliate of the borrower for the retail portion and Village Green Management Company LLC for the multifamily portion, pursuant to respective management agreements. The Flats at East Bank Loan documents provide that the borrower may terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement only upon receipt of lender’s consent, provided that borrower may, without lender’s consent, replace the property manager with a Qualified Manager (as defined in the Flats at East Bank Loan documents).

■	Current Mezzanine or Secured Subordinate Indebtedness. (a) The Flats at East Bank B-Note, with an outstanding principal balance as of the Cut-off Date of $20,922,918. The Flats at East Bank B-Note is currently held by Apollo Commercial Real Estate Finance, Inc. and is subordinate to the Flats at East Bank A-Notes as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The Flats at East Bank Pari Passu-AB Loan Combination” in the Preliminary Prospectus. (b) The borrower sponsor received a $17,000,000 loan from County of Cuyahoga to finance the Flats at East Bank Property in April, 2014. The loan was made from the proceeds of County of Cuyahoga’s issuance of bonds named $17,000,000 Taxable Economic Development Revenue Bonds, Series 2014A (Flats East Development LLC Project). The bonds are allocated into three tranches of approximately $3.78 million (at 4.5%), $6.865 million (at 5.5%), and $6.355 million (at 6.0%) and expire in 2024, 2033 and 2038, respectively. The debt service for the Flats at East Bank Loan will be used to repay the IRB Bonds and is secured by a subordinate mortgage on the Flats at East Bank Property which is subject to the Subordination and Intercreditor Agreement. The bond trustee is holding one year of debt service ($1,366,650) in a reserve for the IRB Bonds. All tranches of the IRB Bonds are fully amortizing. The bonds are personally guaranteed by Flats East Development LLC, the Iris Wolstein trust, Scott Wolstein and Iris Wolstein. The IRB Bonds carry a credit rating of “AA-” from Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies and a ration of “Aa3” from Moody’s Investors Service, Inc.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Ground Lease. The Flats at East Bank Property is subject to a ground lease with Cleveland-Cuyahoga Port Authority that expires on December 31, 2034 with no renewal options. The base rent under the ground lease is $24,000 per year, payable $2,000 monthly. At any time on or after April 1, 2019, the borrower has the option to purchase the fee interest. The borrower is required to purchase the fee interest for $100 plus all of Cleveland-Cuyahoga Port Authority’s costs associated with exercising the termination option at the ground lease expiration date or when the ground lease is terminated.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Flats at East Bank Property, plus 24 months of business interruption coverage as calculated under loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from the Flats at East Bank Property (on an actual loss sustained basis) for a period continuing until the restoration of the Flats at East Bank Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #4: dreamworks campus

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Glendale, California	Cut-off Date Balance(2)	$37,000,000
Property Type	Office	Cut-off Date Balance per SF(2)	$184.96
Size (SF)	497,404	Percentage of Initial Pool Balance	5.5%
Total Occupancy as of 6/6/2018	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/6/2018	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1997-2010 / 2010	Mortgage Rate(3)	2.297826%
Appraised Value	$297,000,000	Original Term to Maturity (Months) (4)	60
Appraisal Date	8/3/2017	Original Amortization Term (Months)	NAP
Borrower Sponsors(1)	Hana Asset Management Co., Ltd	Original Interest Only Term (Months)(4)	60
Property Management	Self Managed	First Payment Date	1/6/2018
Maturity Date	12/6/2024
Anticipated Repayment Date	12/6/2022

Underwritten Revenues	$13,855,836
Underwritten Expenses	$239,684	Escrows
Underwritten Net Operating Income (NOI)	$13,616,152	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$13,516,671	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	31.0%	Insurance	$53,091	$8,849
Maturity Date LTV Ratio(2)	31.0%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	6.35x / 6.31x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	14.8% / 14.7%	Other(5)	$562,887	$0

Sources and Uses
Sources	$	%	Uses	$	%
A-Notes Amounts(1)	92,000,000	31.0%	Purchase Price(6)	289,585,418	97.7%
B-Note Amount(1)	108,000,000	36.4	Reserves	6,339,240	2.1
Principal’s New Cash Contribution	96,540,637	32.6	Closing Costs	615,979	0.2
Total Sources	$296,540,637	100.0%	Total Uses	296,540,637	100.0%

(1)	There is no nonrecourse carve-out guarantor or environmental indemnitor for the DreamWorks Campus Loan Combination (as defined below).
(2)	The DreamWorks Campus Loan (as defined below) is part of a loan combination evidenced by five senior pari passu promissory notes with an aggregate original principal balance of $92,000,000 (“DreamWorks Campus A-Notes”) and one subordinate companion note with an original principal balance of $108,000,000 (“DreamWorks Campus B-Note”), together with the Dreamworks Campus A-Notes, the “DreamWorks Campus Loan Combination”. The Cut-off Date Balance per SF, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF, and Debt Yield Based on Underwritten NOI / NCF are calculated based on the $92,000,000 DreamWorks Campus A-Notes. The Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF, and Debt Yield Based on Underwritten NOI / NCF calculated based on the $200,000,000 DreamWorks Campus Loan Combination is 67.3%, 67.3%, 6.35x / 6.31x and 6.8% / 6.8%, respectively.
(3)	The DreamWorks Campus Loan Combination has an anticipated repayment date of December 6, 2022 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of December 6, 2024. From and after the Anticipated Repayment Date, (a) the DreamWorks Campus A-Notes accrues interest at a fixed rate that is equal to the greater of (i) 2.297826% plus 3.00000% and (ii) the then five-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on excess cash flow.
(4)	The Original Term to Maturity (Months) and Original Interest Only Term (Months) are both calculated off the Anticipated Repayment Date.
(5)	Other Reserve consists of a Payment Reserve for $562,887. Pursuant to the DreamWorks Campus Loan Combination documents, this reserve amount was used to pay monthly debt service due and reserves due on the first payment date, January 6, 2018, under the DreamWorks Campus Loan Combination. As such, this reserve has been reduced to $0.00. For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	The DreamWorks Campus Property purchase price of $297,000,000 includes seller credit of $7,414,582 given to the borrower at loan origination.

■	The Mortgage Loan. The mortgage loan (the “DreamWorks Campus Loan”) is part of a loan combination (the “Dreamworks Campus Loan Combination” evidenced by five pari passu senior notes and one subordinate note that are together secured by a first mortgage encumbering the borrower’s fee interest in a 497,404 SF single-tenant, creative office campus located in Glendale, California (the “DreamWorks Campus Property”). The DreamWorks Campus Loan Combination had an original principal balance of $200,000,000 and is comprised of five senior pari passu notes with an aggregate original principal balance of $92,000,000 and one subordinate companion note with an original principal balance of $108,000,000. The DreamWorks Campus Loan, which is evidenced by note A-2 and note A-4, had an original principal balance of $37,000,000, has a Cut-off Date Balance of $37,000,000 and represents approximately 5.5% of the Initial Pool Balance. The non-controlling (so long as a control appraisal period is not in existence) note A-1 has a Cut-off Date Balance of $25,000,000 and was contributed to the UBS 2018-C9 securitization transaction. The non-controlling note A-3 and note A-5 have an aggregate Cut-off Date Balance of $30,000,000 and are expected to be contributed to the JPMDB 2018-C8 securitization transaction. The controlling (so long as a control appraisal period is not in existence) note B has a Cut-off Date Balance of $108,000,000 and is currently held by Prima Mortgage Investment Trust, LLC. The DreamWorks Campus Loan Combination was originated by Cantor Commercial Real Estate Lending, L.P (“CCRE”) on November 20, 2017. The DreamWorks Campus Loan has an interest rate of 2.297826% per annum. The proceeds of the DreamWorks Campus Loan were used to acquire the DreamWorks Campus Property for $289,585,418 in November 2017, fund upfront reserves of $615,979, and fund closing costs of $6,339,240.

The DreamWorks Campus Loan Combination had an initial term of 60 months and has a remaining term of 54 months as of the Cut-off Date. The DreamWorks Campus Loan Combination has an anticipated repayment date of December 6, 2022 and a final maturity date of December 6, 2024. From and after the Anticipated Repayment Date, (a) the DreamWorks Campus Loan accrues interest at a fixed rate that is equal to the greater of (i) 2.297826% plus 3.00000% and (ii) the then five-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on excess cash flow. The lockout period for defeasance will be at least 30 payment dates beginning with and including the first payment date of January 6, 2018. At any time after the earlier of January 6, 2021

LOAN #4: dreamworks campus

and two years after the closing date of the final securitization that holds a promissory note evidencing all or a portion of the DreamWorks Campus Loan Combination, the DreamWorks Campus Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the DreamWorks Campus Loan Combination documents. The actual lockout period may be longer.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$25,000,000	$25,000,000	UBS 2018 –C9	No(1)
Note A-2	$20,000,000	$20,000,000	CGCMT 2018-C5	No
Note A-3	$20,000,000	$20,000,000	JPMDB 2018-C8	No
Note A-4	$17,000,000	$17,000,000	CGCMT 2018-C5	No
Note A-5	$10,000,000	$10,000,000	JPMDB 2018-C8	No
B Note	$108,000,000	$108,000,000	Prima Mortgage Investment Trust, LLC	Yes(1)
Total	$200,000,000	$200,000,000

(1)	Following the occurrence (and during the continuance) of a control appraisal period pursuant to the related co-lender agreement, note A-1 will be the controlling note.

■	The Mortgaged Property. The DreamWorks Campus Property, the global headquarters for DreamWorks, is a 497,404 SF single-tenant, creative office property located in Glendale, California. Designed by Gensler and Steven Ehrlich Architects and constructed as a build-to-suit for DreamWorks in 1997, the DreamWorks Campus Property has been 100.0% occupied since completion. The DreamWorks Campus Property is situated on approximately 13.8 acres and features seven buildings that consist of five multi-level creative office buildings, one parking structure that features 1,006 parking spaces in addition to 417 street level parking spaces (approximately 2.86 spaces per 1,000 square feet) and one central plant, which provides power, water and HVAC to the DreamWorks Campus Property. The DreamWorks Campus Property features numerous amenities, including: full-service commissary, library, screening room, motion capture studio, recording studio, helipad, medical clinic, coffee shop, outdoor plazas and common areas featuring workspaces and activities and extensive landscaping including a manmade river that runs throughout the DreamWorks Campus Property, a lagoon, waterfall and large fountain.

As of June 6, 2018, the DreamWorks Campus Property is 100.0% occupied by DreamWorks. The DreamWorks Campus Property is subject to a 20-year, absolute triple net lease to the tenant, DWA Holdings, LLC, an affiliate of DreamWorks, pursuant to a lease with annual rent escalations of 1.5%, a lease end date of February 2035, and four, five-year renewal options.

■	The Tenant. DreamWorks is a wholly owned subsidiary of NBC Universal, itself a wholly owned subsidiary of Comcast Corporation (rated A3/ A-/ A by Moody’s/Fitch/S&P). Comcast Corporation acquired DreamWorks in August 2016 for approximately $3.8 billion. Comcast is an American global telecommunications conglomerate and is one of the nation’s largest broadcasting and cable television company. Comcast Corporation is a publicly traded company listed on the NASDAQ under the ticker symbol CMCSA. As of May 8, 2018, Comcast Corporation has a market capitalization of approximately $139.8 billion and according to the Comcast 10-Q report as of the second quarter 2017, reported revenues of approximately $41.6 billion and net income of approximately $5.2 billion for the first six months of 2017.

DreamWorks was founded in 1994 as a collaboration between Stephen Spielberg, Jeffery Katzenberg and David Geffen. DreamWorks has released 36 feature films grossing over $14.6 billion in revenues (average of $406 million). DreamWorks also creates television series, short films and television specials. Some of DreamWorks’ most popular and commercially successful franchises include: Shrek, Kung Fu Panda, Madagascar and How to Train Your Dragon.

DreamWorks is a part of the “Filmed Entertainment” division of NBC Universal, which consists primarily of the operations of Universal Pictures and films produced under the Illumination, Focus Features and DreamWorks names. According to the Comcast 10-Q as of the second quarter 2017, the Filmed Entertainment business segment generated revenue of approximately $4.14 billion for the first six months of 2017, out of a total of approximately $16.2 billion generated by all NBC Universal Divisions (approximately 25.5%).

LOAN #4: dreamworks campus

The following table presents certain information relating to the sole tenant at the DreamWorks Campus Property:

Largest Owned Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
DreamWorks	A- / A3 / A-	497,404	100.0%	$14,138,608	100.0%	$28.42	2/28/2035	4, 5-year options
Largest Tenant		497,404	100.0%	$14,138,608	100.0%	$28.42
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenant		497,404	100.0%	$14,138,608	100.0%	$28.42

(1)	Ratings provided are for the parent company of the entity listed in the Tenant Name field, whether or not the parent company guarantees the lease.
(2)	UW Base Rent and UW Base Rent $ per SF represents the average rent over the DreamWorks Campus Loan Combination term.

The following table presents certain information relating to the lease rollover schedule at the DreamWorks Campus Property, based on initial lease expiration dates:

Lease Expiration Schedule (1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029 & Thereafter	497,404	100.0	100.0%	14,138,608	100.0	$28.42	1
Vacant	0	0.0	100.0%	NAP	NAP	$0.00	0
Total / Wtd. Avg.	497,404	100.0%		$14,138,608	100.0%	$28.42	1

(1)	Based on the underwritten rent roll
(2)	UW Base Rent and UW Base Rent $ per SF represent the average contractual rent over the DreamWorks Campus Loan Combination term.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the DreamWorks Campus Property:

Cash Flow Analysis(1)

	2016	TTM 9/30/2017	Underwritten	Underwritten $ per SF
Gross Potential Rent(2)	$13,334,684	$13,484,575	$14,138,608	$28.42
Reimbursements(3)	0	0	0	0.00
% Rents	0	0	0	0.00
Other Income	0	0	0	0.00
Gross Potential Income	$13,334,684	$13,484,575	$14,138,608	$28.42
Vacancy(4)	0	0	($282,772)	(0.57)
Effective Gross Income	$13,334,684	$13,484,575	$13,855,836	$27.86

Management Fee	133,347	134,846	138,558	0.28
Property Insurance	19,858	9,860	101,126	0.20
Total Expenses	$157,172	$151,213	$239,684	$0.48

Net Operating Income	$13,177,512	$13,333,362	$13,616,152	$27.37
TI/LC Reserves	0	0	0	0.00
Capital Reserve	0	0	99,481	0.20
Net Cash Flow	$13,177,512	$13,333,362	$13,516,671	$27.17

Occupancy(4)	100.0%	100.0%	98.0%
NOI Debt Yield	14.3%	14.5%	14.8%
NCF DSCR	6.15x	6.22x	6.31x

(1)	Financial Information prior to 2016 is not available as the DreamWorks Campus Property was owned by DreamWorks Animation SKG prior to executing a sale-leaseback transaction in 2015.
(2)	Underwritten Gross Potential Rent represents the average contractual rent over the DreamWorks Campus Loan Combination term.
(3)	The DreamWorks lease is absolute triple net and all expenses are paid directly by the tenant.
(4)	The DreamWorks Campus Property is 100.0% occupied as of June 6, 2018. However, vacancy was underwritten to 2.0%.

LOAN #4: dreamworks campus

■	Appraisal. According to the appraisal, the DreamWorks Campus Property had an “as-is” appraised value of $297,000,000 as of August 3, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$297,000,000	N/A	4.50%

■	Environmental Matters. Based on a Phase I environmental report dated September 22, 2017, there are no recognized environmental conditions or recommendations for further action at the DreamWorks Campus Property.

■	Market Overview and Competition. The DreamWorks Campus Property is located in Glendale, California, a media-focused submarket of the County of Los Angeles. Glendale, along with adjacent Burbank and Pasadena, comprise Los Angeles’ Tri-Cities, which contain major studio production headquarters and entertainment and media focused companies including: Warner Brothers, Disney, ABC, NBC Universal, Nickelodeon, among others.

Office Submarket. The DreamWorks Campus Property is located in the East Valley/Tri-Cities submarket, which posted a direct vacancy rate of 11.9% and an average asking rate of $36.00 per SF, full service gross (“FSG”) as of the second quarter of 2017.

The appraiser identified 19 Class A buildings and determined a market rental rate of $46.50 per SF, which reflects the weighted average of $42.00 per SF for office and $4.50 per SF for parking, FSG for the DreamWorks Campus Property. The appraiser also determined that a deduction of $12.50 per SF for expenses would be appropriate to convert FSG rental rates to NNN. This translates to a market rental rate of $34.00 per SF for the DreamWorks Campus Property on a triple net basis. Based on this market rent conclusion, the underwritten base rent for DreamWorks is approximately 19.6% below market.

■	The Borrower. The borrowing entity for the DreamWorks Campus Loan Combination is LA Hana OW, LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the DreamWorks Campus Loan Combination. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the DreamWorks Campus Loan Combination.

■	Escrows. In connection with the origination of the DreamWorks Campus Loan Combination, the borrower deposited into escrow $53,091 for insurance and $562,887 for a payment reserve. The payment reserve was used to pay monthly debt service due and reserves due on the first payment date, January 6, 2018, under the DreamWorks Campus Loan Combination. As such, this reserve has been reduced to $0.00

Tax Escrows – The borrower’s obligation to escrow an amount equal to 1/12 of projected annual property tax payments are waived so long as (A) no event of default has occurred and is continuing, (B) the borrower provides evidence that DreamWorks (the “DreamWorks Tenant”) is obligated to pay all taxes that would be required to be paid by the borrower and (C) the borrower makes, or causes the DreamWorks Tenant to make, all payments of taxes as required in the loan agreement.

Insurance Escrows – The borrower’s obligations to escrow an amount equal to 1/12 of projected annual estimated insurance premiums are waived so long as (A) no event of default has occurred and is continuing, (B) the insurance coverage for the DreamWorks Campus Property satisfies the insurance requirements in the loan agreement or is otherwise acceptable to lender in its sole discretion, (C) the borrower binds, or causes DreamWorks to bind, all applicable insurance prior to the then current expiration date of the policy described in clause (B), and (D) the borrower provides lender evidence of renewal policies prior to the then current expiration date of the applicable policy.

Replacement Reserves - On a monthly basis, during the continuance of a DreamWorks Campus Trigger Event (as defined below) the borrower is required to escrow an amount equal to approximately $8,290 (approximately $0.20 per SF annually) into a capital expenditure reserve account.

TI/LC Reserves - On a monthly basis, during the continuance of a DreamWorks Campus Trigger Event the borrower is required to escrow (i) an amount equal to approximately $33,160 (approximately $0.80 per SF annually) into a tenant improvements and leasing commissions reserve account.

A “DreamWorks Campus Trigger Event” will commence in the event that the DreamWorks Tenant, or any successor tenant representing 20.0% or more of the DreamWorks Campus Property’s net rentable area or in-place rents (each a “Major Tenant”), (i) goes “dark” in 50.0% or more of its space, (ii) gives notice to vacate 50.0% or more of its space,

LOAN #4: dreamworks campus

(iii) files for bankruptcy protection or goes out of business, or (iv) is in default under its lease, beyond any applicable notice and cure period.

Upon the occurrence and during the continuation of a DreamWorks Campus Trigger Event, all cash flow after the payment of debt service, applicable operating expenses, and applicable reserves will be retained by Lender and deposited into a reserve until such time as a replacement tenant or tenants reasonably acceptable to lender leases the vacated space.

■	Lockbox and Cash Management. The DreamWorks Campus Loan Combination is structured with a hard lockbox and in-place cash management. The DreamWorks Campus Loan Combination documents require the borrower to deliver tenant direction letters to each tenant, directing tenants to pay rent directly to a lender-controlled lockbox account. The borrower and the property manager are required to deposit all other amounts received with respect to the DreamWorks Campus Property (other than tenant security deposits that are required to be held in escrow accounts) within two business days into the lockbox account. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and applied to payment of debt service and operating expenses and funding of required reserves, with the remainder (the excess cash flow) to be delivered to the borrower; provided that (i) during an event of default such excess cash flow will be retained by lender as additional collateral for the DreamWorks Campus Loan Combination and (ii) during a DreamWorks Campus Trigger Event, excess cash flow will be deposited into the major tenant reserve account.

■	Property Management. The DreamWorks Campus Property is self managed.

■	Current Mezzanine or Subordinate Indebtedness. The DreamWorks Campus B-Note, with an outstanding principal balance as of the Cut-off Date of $108,000,000, accrues interest at an interest rate equal to 4.0000% per annum. The DreamWorks Campus B-Note is currently held by Prima Mortgage Investment Trust, LLC and is subordinate to the DreamWorks Campus A-Notes as described in “Description of the Mortgage Pool—The Loan Combinations—The DreamWorks Campus Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

■	Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The DreamWorks Campus Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the DreamWorks Campus Property would provide, as determined by the lender. The DreamWorks Campus Loan Combination also requires coverage for all contingent equipment breakdown and loss of rents, stated as $20,658,966 for 18 months plus a 180-day extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #5: the retreat by watermark

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		RMF
Location (City/State)	Corpus Christi, Texas	Cut-off Date Balance		$34,500,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$106,481.48
Size (Units)	324	Percentage of Initial Pool Balance		5.2%
Total Occupancy as of 3/31/2018	95.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/31/2018	95.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate		5.34000%
Appraised Value	$56,900,000	Original Term to Maturity (Months)		120
Appraisal Date	2/16/2018	Original Amortization Term (Months)		NAP
Borrower Sponsor	Paul M. Thrift and John G. Thompson	Original Interest Only Period (Months)		120
Property Manager	Thompson Thrift Development, Inc.	First Payment Date		6/6/2018
		Maturity Date		5/6/2028
Underwritten Revenues	$4,938,524
Underwritten Expenses	$1,876,050	Escrows(1)
Underwritten Net Operating Income (NOI)	$3,062,474		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,997,674	Taxes	$320,439	$61,036
Cut-off Date LTV Ratio	60.6%	Insurance	$132,408	$0
Maturity Date LTV Ratio	60.6%	Replacement Reserves	$0	$5,400
DSCR Based on Underwritten NOI / NCF	1.64x / 1.60x	Deferred Maintenance	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.9% / 8.7%	Other	$0	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$34,500,000	86.1%	Loan Payoff	$30,540,425	76.2%
Mezzanine Loan	5,500,000	13.7	Principal Equity Distribution	8,523,003	21.3
Other Sources	77,500	0.2	Closing Costs	561,225	1.4
			Reserves	452,847	1.1
Total Sources	$40,077,500	100.0%	Total Uses	$40,077,500	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (“The Retreat by Watermark Loan”) is evidenced by a note in the original principal amount of $34,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 324-unit multifamily complex located in Corpus Christi, Texas (“The Retreat by Watermark Property”). The Retreat by Watermark Loan was originated by Rialto Mortgage Finance, LLC on April 24, 2018. The Retreat by Watermark Loan has an outstanding principal balance as of the Cut-off Date of $34,500,000 and accrues interest at an interest rate of 5.34000% per annum. The Retreat by Watermark Loan represents approximately 5.2% of the Initial Pool Balance. The proceeds of The Retreat by Watermark Loan along with a $5,500,000 mezzanine loan were primarily used to refinance existing debt on The Retreat by Watermark Property, return equity to the sponsor, pay closing costs, and fund upfront reserves.

The Retreat by Watermark Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Retreat by Watermark Loan requires payments of interest only during its term. The scheduled maturity date of The Retreat by Watermark Loan is the due date in May 2028. Voluntary prepayment of The Retreat by Watermark Loan is permitted on or after the due date in February 2028 without payment of any prepayment premium. Provided no event of default under The Retreat by Watermark Loan is continuing, defeasance of The Retreat by Watermark Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents is permitted at any time after the second anniversary of the securitization Closing Date.

■	The Mortgaged Property. The Retreat by Watermark Property is a 324-unit multifamily complex located in Corpus Christi, Texas, approximately five miles southeast of the Corpus Christi central business district. The Retreat by Watermark Property was built in 2016 and consists of 14, three-story residential buildings, a single story leasing office/clubhouse building, and a maintenance building situated on 14.77 acres. The unit mix consists of 180 one bedroom/one bath units, 120 two-bedroom/two-bath units and 24 three-bedroom/two-bath units. Amenities at The Retreat by Watermark Property include a resort style swimming pool, pergola with BBQ grills and sitting area, clubhouse, game room, fitness center, business center, media center, dog park, detached garages, carports, courtyards and controlled access gates. Unit amenities include granite countertops, full appliance packages, washer/dryer appliances, walk-in closets, patio/balcony, while select units feature extra storage and/or a built in bookcase. The Retreat by Watermark Property includes 614 parking spaces which include 181 carports and 59 detached garage spaces with a parking ratio of 1.90 spaces per unit. As of March 31, 2018, The Retreat by Watermark Property was 95.1% occupied.

LOAN #5: the retreat by watermark

The following table presents certain information relating to the units and rent at The Retreat by Watermark Property:

Unit Mix(1)

Unit Type	Occupied Units	Vacant Units	Total Units	% of Total Units	Average SF per Unit	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
1 Bedroom / 1 Bath - A	12	0	12	3.7%	684	$1,075	$1,020	$1,020	$146,928
1 Bedroom / 1 Bath - A1	82	2	84	25.9	713	1,110	1,053	1,053	1,036,092
1 Bedroom / 1 Bath - A2	70	2	72	22.2	850	1,215	1,159	1,159	973,596
1 Bedroom / 1 Bath - AB	12	0	12	3.7	689	1,015	965	965	138,900
2 Bedroom / 2 Bath - B	22	2	24	7.4	981	1,420	1,353	1,353	357,264
2 Bedroom / 2 Bath - B1	67	5	72	22.2	1,112	1,430	1,338	1,338	1,075,536
2 Bedroom / 2 Bath - B2	24	0	24	7.4	1,200	1,630	1,553	1,553	447,192
3 Bedroom / 2 Bath - C1	19	5	24	7.4	1,353	1,880	1,811	1,811	412,824
Total / Wtd. Avg.	308	16	324	100.0%	933	$1,318	$1,241	$1,241	$4,588,332

(1)	As provided by the borrower per the March 31, 2018 rent roll.
(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at The Retreat by Watermark Property:

Historical Leased %(1)

	2017(2)	As of 3/31/2018
Owned Space	78.5%	95.1%

(1)	As provided by the borrower which reflects average occupancy for the specified year unless otherwise indicated. The Retreat by Watermark Property was built in 2016, so historical leasing is limited.
(2)	2017 is as of December 31, and The Retreat by Watermark Property was in lease-up during 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Retreat by Watermark Property:

Cash Flow Analysis(1)

	2017	TTM 2/28/2018	Underwritten	Underwritten $ per Unit
Base Rent	$4,719,743	$4,918,025	$4,588,332	$14,162
Gross Up Vacancy	0	0	288,480	890
Gross Potential Rent	$4,719,743	$4,918,025	$4,876,812	$15,052
Vacancy, Credit Loss & Concessions	(1,196,379)	(1,045,662)	(404,164)	(1,247)
Total Rent Revenue	$3,523,364	$3,872,363	$4,472,648	$13,804
Other Revenue(2)	333,074	371,565	465,876	1,438
Effective Gross Income	$3,856,438	$4,243,928	$4,938,524	$15,242

Total Operating Expenses	$1,892,253	$1,918,906	$1,876,050	$5,790

Net Operating Income	$1,964,185	$2,325,022	$3,062,474	$9,452
Replacement Reserves	0	0	64,800	200
Net Cash Flow	$1,964,185	$2,325,022	$2,997,674	$9,252

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Revenue includes month to month fees, tenant charges, application fees, lease admin fees, late fees, insufficient fund fees, cleaning fees, court fees, apartment damages fees, pet fees, early termination fees, forfeited security deposits, short term lease fee, etc.

■	Appraisal. According to the appraisal, The Retreat by Watermark Property had an “as-is” appraised value of $56,900,000 as of an effective date of February 16, 2018.

Appraisal Approach(1)	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$56,900,00	N/A	5.75%

(1)	Source: Appraisal.

■	Environmental Matters. According to a Phase I environmental report, dated March 19, 2018, there are no recommendations for further action at The Retreat by Watermark Property.

LOAN #5: the retreat by watermark

■	Market Overview and Competition. The Retreat by Watermark Property is located in Corpus Christi, Neuces County, Texas within the Corpus Christi metropolitan statistical area (“Corpus Christi MSA”). Corpus Christi is situated along the Gulf of Mexico, approximately 110 miles north of the Mexican border. Nueces County is the largest of the three counties that make up the Corpus Christi MSA. Nueces County is the center of population, business, medicine, employment, industry, manufacturing, and entertainment with a diverse economic base, including large components in trade, transportation & utilities, government, and education and health services. Major employers include C.C.A.D., Corpus Christi ISD, CHRISTUS Sophn Health System, H-E-B and the City of Corpus Christi. As of December 2017, the Corpus Christi MSA unemployment rate was 5.2%, in comparison to the state and national unemployment rates of 3.7% and 3.9%, respectively.

The Retreat by Watermark Property neighborhood is accessed by South Padre Island Drive (State Highway 358) and Saratoga Boulevard (State Highway 357). State Highway 358 provides east/west travel throughout the neighborhood and connects to Interstate 37. Interstate 37 provides direct access to San Antonio and intersects US-59, which provides direct access to Houston. The major thoroughfares identified above are developed with retail, office, and other commercial uses, with residential uses located along secondary streets. Retail development includes The Sunrise Mall, anchored by Burlington Coat Factory, Sears and Wilcox Furniture as well as La Palmera, an indoor and open air shopping mall anchored by Dillard’s, JCPenney, Macy’s, Dick’s Sporting Goods, HomeGoods, and TJMaxx. Other major retailers include Walmart Supercenter, H-E-B, PetSmart, Hobby Lobby, Target and Best Buy. The 2018 estimated population within a one- three- and five-mile radius of The Retreat by Watermark Property is 18,256, 108,397, and 175,811, respectively, with an average household income within a one-, three- and five-mile radius of $91,780, $85,144, and $78,832, respectively. According to the appraisal, The Retreat by Watermark Property is located within the Corpus Christi multifamily market which contained 25,941 units in 129 properties as of January 2018. The Corpus Christi multifamily market reported a vacancy rate of 11.9% with an average quoted rental rate of $1.12 per square foot. According to the appraisal, The Retreat by Watermark Property is located in the Central Corpus Christi multifamily submarket which reported a vacancy rate of 11.2% with an average quoted rental rate of $1.12 per square foot as of January 2018.

The following table presents certain information relating to the primary competition for The Retreat by Watermark Property:

Competitive Set(1)

	The Retreat by Watermark	Encore Crossings II	Reserve at Saratoga	Icon at Corpus Christi	La Joya Bay Resort	Sage at Corpus Christi	Camden South Bay
Location	Corpus Christi	Corpus Christi	Corpus Christi	Corpus Christi	Corpus Christi	Corpus Christi	Corpus Christi
Year Built	2016	2015	2005	2016	2013	2014	2007
Occupancy	95.1%(2)	90.0%	90.0%	95.0%	85.0%	95.0%	93.0%
No. of Units	324	156	274	304	336	284	270
Avg. Quoted Rents $/SF	$1.30 - $1.54	$1.28 - $1.40	$1.23 - $1.44	$1.08 - $1.40	$1.14 - $1.53	$1.20 - $1.54	$1.12 - $1.56
Distance	-	1.5 miles	0.5 miles	1.5 miles	3.5 miles	0.1 miles	3.2 miles

(1)	Source: Appraisal.
(2)	Occupancy as of March 31, 2018.

■	The Borrower. The borrower is Watermark at Timbergate B, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Retreat by Watermark Loan. The non-recourse carve-out guarantors are Paul M. Thrift and John G. Thompson, on a joint and several basis.

■	Escrows. On the origination date of The Retreat by Watermark Loan, the borrower funded escrow reserves of $320,439 for real estate taxes and $132,408 for insurance.

On each due date, the borrower is required to fund the following reserves with respect to The Retreat by Watermark Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) at the option of the lender, if any blanket insurance policy does not constitute an approved blanket insurance policy under The Retreat by Watermark Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; and (iii) a replacement reserve in an amount equal to $5,400.

■	Lockbox and Cash Management. The Retreat by Watermark Loan is structured with a soft lockbox and in-place cash management. The borrower is required to deposit all rent payments received to a lender controlled lockbox account no later than two business days after receipt. All amounts in the lockbox account are required to be swept to

LOAN #5: the retreat by watermark

a lender-controlled lockbox cash management account each business day. On each payment date, provided no event of default has occurred and is continuing, funds on deposit in the lockbox account are required to be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash management agreement; (v) monthly capital expenditure reserves; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) funds sufficient to pay the operating expenses set forth in the annual operating budget following a Cash Sweep Event (as defined below) or a Mezzanine Cash Trap Event Period (as defined below); (viii) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, following a Cash Sweep Event or Mezzanine Cash Trap Event Period; and (ix) funds equal to the monthly mezzanine debt service payment. Any excess cash flow remaining in the cash management account after application of the disbursements above is required to be transferred, (1) to the excess cash flow account if a Cash Sweep Event is in effect; (2) to the Mezzanine Lender (as defined below) if no Cash Sweep Event is in effect, no event of default has occurred or is continuing, but a Mezzanine Cash Trap Event is in effect; or (3) to a borrower-controlled account if no Cash Sweep Event is in effect, and no event of default has occurred or is continuing, and no Mezzanine Cash Trap Event is in effect; provided, that the lender is entitled to retain the minimum balance in the cash management account at all times.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, either guarantor or the property manager; or (iii) a Cash Sweep DSCR Trigger Event (as defined below).

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.10x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.20x for two consecutive quarters.

A “Mezzanine Cash Trap Event Period” means the occurrence of an event of default under The Retreat by Watermark Mezzanine Loan (as defined below) documents.

■	Property Management. The Retreat by Watermark Property is currently managed by Thompson Thrift Development, Inc., an affiliate of the borrower, pursuant to a management agreement. The Retreat by Watermark Loan documents provide that lender consent is required for the borrower to terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement, provided that borrower may, without lender’s consent, replace the property manager with a Qualified Manager (as defined in The Retreat by Watermark Loan documents).

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the origination of The Retreat by Watermark Loan, Quadrant Mezzanine Partners, LLC (the “Mezzanine Lender”) made a $5,500,000 mezzanine loan (“The Retreat by Watermark Mezzanine Loan”) to Watermark at Timbergate A, LLC (the “Mezzanine Borrower”), a Delaware limited liability company, secured by a pledge of 100% of the Mezzanine Borrower’s equity interest in the borrower. The Retreat by Watermark Mezzanine Loan carries an interest rate of 9.80000% per annum and is co-terminous with The Retreat by Watermark Loan. The lender entered into an intercreditor agreement with the Mezzanine Lender. Based on the total combined debt of $40.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

■ Financial Information

	The Retreat by Watermark Loan	The Retreat by Watermark Total Debt
Cut-off Date Balance	$34,500,000	$40,000,000
Cut-off Date LTV Ratio	60.6%	70.3%
Maturity Date LTV Ratio	60.6%	70.3%
DSCR Based on Underwritten NCF	1.60x	1.24x
Debt Yield Based on Underwritten NOI	8.9%	7.7%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

LOAN #5: the retreat by watermark

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of The Retreat by Watermark Property, plus 18 months of business interruption coverage as calculated under The Retreat by Watermark Loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from The Retreat by Watermark Property (on an actual loss sustained basis) for a period continuing until the restoration of The Retreat by Watermark Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #6: westlake at morgantown apartments

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		RMF
Location (City/State)	Fayetteville, North Carolina	Cut-off Date Balance		$32,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$97,859.33
Size (Units)	327	Percentage of Initial Pool Balance		4.8%
Total Occupancy as of 4/30/2018	97.9%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/30/2018	97.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	2007-2009 / NAP	Mortgage Rate		5.01000%
Appraised Value	$45,800,000	Original Term to Maturity (Months)		120
Appraisal Date	3/27/2018	Original Amortization Term (Months)		360
Borrower Sponsor	Charles F. Weber	Original Interest Only Period (Months)		48
Property Manager	Morganton Management and	First Payment Date		6/6/2018
	Development, L.L.C.	Maturity Date		5/6/2028
Underwritten Revenues	$4,336,885
Underwritten Expenses	$1,489,979	Escrows(1)
Underwritten Net Operating Income (NOI)	$2,846,906		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,765,156	Taxes	$194,460	$30,867
Cut-off Date LTV Ratio	69.9%	Insurance	$49,171	$6,690
Maturity Date LTV Ratio	63.2%	Replacement Reserves	$0	$6,813
DSCR Based on Underwritten NOI / NCF	1.38x / 1.34x	Deferred Maintenance	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.9% / 8.6%	Other	$0	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$32,000,000	99.9%	Loan Payoff	$26,219,138	81.8%
Other Sources	35,000	0.1	Principal Equity Distribution	5,202,813	16.2
			Closing Costs	369,417	1.2
			Reserves	243,631	0.8
Total Sources	$32,035,000	100.0%	Total Uses	$32,035,000	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Westlake at Morganton Apartments Loan”) is evidenced by a note in the original principal amount of $32,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 327-unit multifamily complex located in Fayetteville, North Carolina (the “Westlake at Morganton Apartments Property”). The Westlake at Morganton Apartments Loan was originated by Rialto Mortgage Finance, LLC on April 17, 2018. The Westlake at Morganton Apartments Loan has an outstanding principal balance as of the Cut-off Date of $32,000,000 and accrues interest at an interest rate of 5.01000% per annum. The Westlake at Morganton Apartments Loan represents approximately 4.8% of the Initial Pool Balance. The proceeds of the Westlake at Morganton Apartments Loan were primarily used to refinance existing debt on the Westlake at Morganton Apartments Property, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

The Westlake at Morganton Apartments Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date and requires payments of interest only for the initial 48 months, followed by monthly payments of principal and interest sufficient to amortize the Westlake at Morganton Apartments Loan over a 30-year amortization schedule. The scheduled maturity date of the Westlake at Morganton Apartments Loan is the due date in May 2028. Voluntary prepayment of the Westlake at Morganton Apartments Loan is permitted on or after the due date in February 2028. Provided no event of default under the Westlake at Morganton Apartments Loan is continuing, defeasance of the Westlake at Morganton Apartments Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the Westlake at Morganton Apartments Loan documents is permitted at any time after the earlier of the second anniversary of the securitization Closing Date or three years from April 17, 2018.

■	The Mortgaged Property. The Westlake at Morganton Apartments Property is a 327-unit Class A multifamily complex located in Fayetteville, North Carolina, approximately six miles east of the Fayetteville central business district and 60 miles south of Raleigh. The Westlake at Morganton Apartments Property was built from 2007 to 2009 and consists of 16 two-story and three-story residential buildings, a clubhouse and leasing office, a maintenance and storage building and a security gatehouse situated on 20.54 acres. The unit mix includes 105 one-bedroom/one-bath units, 186 two-bedrooms/two-bath units and 36 three-bedroom/two-bath units. Additionally, the Westlake at Morganton Apartments Property offers 96 “all inclusive” units that include electricity and water/sewer charges at a premium rent add on of $175-$225 per month. The Westlake at Morganton Apartments Property also offers 22 “corporate” furnished units that include utilities, including cable and internet at an average premium rent add on of approximately $1,000 per month. Amenities at the Westlake at Morganton Apartments include a swimming pool, barbeque grills, gated entry, a clubhouse which includes a fitness center with on-site personal trainer, laundry room, business center, conference room, movie theater, coffee lounge, pet park, dog wash station and perimeter fencing with a guard house. Kitchen amenities include granite countertops, black appliances (including refrigerator, electric stove, and dishwasher) and a garbage disposal. Other unit amenities include ceiling fans, walk-in closets, linen

LOAN #6: westlake at morgantown apartments

closets, washer/dryer connections, and balconies and patios. Select units have pantries and/or direct access garages with extra storage. The Westlake at Morganton Apartments Property includes 588 surface spaces and 48 direct access garage spaces for a total of 636 spaces with a parking ratio of 1.94 spaces per unit. As of April 30, 2018, Total Occupancy and Owned Occupancy were both 97.9%.

The following table presents certain information relating to the units and rent at the Westlake at Morganton Apartments Property:

Unit Mix

Unit Type(1)	Occupied Units(1)	Vacant Units(1)	Total Units	% of Total Units	Average SF per Unit(1)	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
1 Bedroom / 1 Bath	101	4	105	32.1%	1,002	$961	$933	$933	$1,130,768
2 Bedroom / 2 Bath	183	3	186	56.9	1,235	1,081	1,082	1,082	2,375,052
3 Bedroom / 2 Bath	36	0	36	11.0	1,407	1,215	1,200	1,200	518,592
Total / Wtd. Avg.	320	7	327	100.0%	1,179	$1,057	$1,048	$1,048	$4,024,412

(1)	As provided by the borrower per the April 30, 2018 rent roll.
(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at the Westlake at Morganton Apartments Property:

Historical Leased %(1)

	2015	2016	2017	As of 4/30/2018
Owned Space	91.9%	94.8%	94.8%	97.9%

(1)	As provided by the borrower which reflects average occupancy for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Westlake at Morganton Apartments Property:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 4/30/2018	Underwritten	Underwritten $ per Unit
Base Rent	$3,774,322	$3,882,811	$3,879,634	$3,942,480	$4,024,412	$12,307
Gross Up Vacancy	399,844	257,593	225,321	176,390	85,044	260
Gross Potential Rent	$4,174,166	$4,140,403	$4,104,956	$4,118,871	$4,109,456	$12,567
Vacancy, Credit Loss & Concessions	(513,178)	(381,030)	(352,925)	(276,193)	(297,126)	(909)
Total Rent Revenue	$3,660,988	$3,759,373	$3,752,031	$3,842,678	$3,812,330	$11,659
Other Revenue (2)	509,942	484,295	454,066	524,555	524,555	1,604
Effective Gross Income	$4,170,930	$4,243,668	$4,206,097	$4,367,233	$4,336,885	$13,263

Total Operating Expenses	$1,574,821	$1,466,350	$1,449,470	$1,477,351	$1,489,979	$4,557

Net Operating Income	$2,596,109	$2,777,317	$2,756,627	$2,889,883	$2,846,906	$8,706
Replacement Reserves	0	0	0	0	81,750	250
Net Cash Flow	$2,596,109	$2,777,317	$2,756,627	$2,889,883	$2,765,156	$8,456

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Revenue includes application fees, admin/amenity fee, cable revenue, laundry income, termination fees, all inclusive premiums, corporate premiums, pet fees, month to month fees, late fees, etc.

■	Appraisal. According to the appraisal, the Westlake at Morganton Apartments Property had an “as-is” appraised value of $45,800,000 as of an effective date of March 27, 2018.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate(1)
Direct Capitalization Approach	$45,800,000	N/A	6.00%

(2)	Source: Appraisal.

LOAN #6: westlake at morgantown apartments

■	Environmental Matters. According to a Phase I environmental report, dated April 4, 2018, there are no recommendations for further action at the Westlake at Morganton Apartments Property.

■	Market Overview and Competition. The Westlake at Morganton Apartments Property is located in Fayetteville, North Carolina within the Fayetteville metropolitan statistical area (“Fayetteville MSA”). The Fayetteville MSA economy is driven by Fort Bragg, a major U.S. Army installation. Encompassing more than 160,000 acres (500 square miles) in northwest Fayetteville, Fort Bragg is the nation’s largest army installation, home to the U.S. Army’s 82nd Airborne Division, Special Operation Command, Forces Command, and Reserve Command. Fort Bragg employs approximately 15,500 civilians, has an annual payroll of $3.5 billion, and an annual economic impact estimated at $13 billion. There are 48,000 active duty, 12,500 reserve and temporary duty members, and 99,000 military retirees residing in the surrounding area, plus 63,000 family members. The Fayetteville area has a large and growing defense industry and was ranked in the top 5 defense industry development areas in the United States for 2010. Eight of the top 10 American defense contractors are located in the area, including Lockheed Martin, Boeing, Northrop Grumman, General Dynamics, and L-3 Communications. Other major employers include Cape Fear Valley Health System, Cumberland County Board of Education, Wal-Mart Associates Inc., and Cumberland County Government. As of November 2017, the Fayetteville MSA unemployment rate was 5.7%, in comparison to the state and national unemployment rates of 4.5% and 4.1%, respectively.

Access to the region is provided by major thoroughfares which include Martin Luther King Jr. Freeway, Interstate 95, Interstate 95 Business, Interstate 295 (partially completed), and State Highway 24. The neighborhood is comprised of a mix of residential and commercial development. The major thoroughfares are generally lined with retail, office, and other commercial uses. The major super regional mall in the area is Cross Creek Mall which is anchored by Belk, JCPenney, Macy’s, and Sears and include over 150 specialty retailers. The mall is located in the main commercial artery at the intersection of Morganton Road and Skibo Road, All-American Expressway and between Interstate 95 and Fort Bragg with numerous big boxes in close proximity which include Sam’s Club, Walmart Supercenter, Lowe’s Home Improvement, Target, Barnes and Nobles, The Home Depot, Best Buy, and AMC Market Fair 15. The 2018 estimated population within a one-, three- and five-mile radius of the Westlake at Morganton Apartments Property is 8,612, 63,922, and 147,431, respectively, with an average household income within a one-, three- and five-mile radius of the Westlake at Morganton Apartments Property is approximately $56,747, $56,297, and $57,597, respectively. According to a third party market research report the Westlake at Morganton Apartments Property is located within the Fayetteville multifamily market which reported a vacancy rate of 6.8% and an average rental rate of $777 per unit as of fourth quarter 2017.

The following table presents certain information relating to the primary competition for the Westlake at Morganton Apartments Property:

Competitive Set(1)

	Westlake at Morganton	Independence Place	Plantation at Fayetteville	Addison Ridge I	Preserve at Grand Oaks	Jamestown Commons
Location	Fayetteville	Fayetteville	Fayetteville	Fayetteville	Fayetteville	Fayetteville
Year Built	2007-2009	2011	2013	2014	2003	2007
Occupancy	97.9%(2)	94.0%	95.0%	96.0%	97.0%	98.0%
No. of Units	327	320	360	211	315	216
Avg. Quoted Rents $/SF	$0.81 - $1.16	$0.74 - $1.24	$0.80 - $0.94	$1.02 - $1.13	$0.73 - $1.10	$0.80 - $1.09
Distance	-	2.1 miles	2.4 miles	2.5 miles	1.6 miles	3.1 miles

(1)	Source: Appraisal.
(2)	Occupancy as of April 30, 2018.

LOAN #6: westlake at morgantown apartments

■	The Borrower. The borrower is Westlake at Morganton SPE, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Westlake at Morganton Apartments Loan. The non-recourse carve-out guarantor is Charles F. Weber.

■	Escrows. On the origination date of the Westlake at Morganton Apartments Loan, the borrower funded escrow reserves of $194,460 for real estate taxes and $49,171 for insurance.

On each due date, the borrower is required to fund the following reserves with respect to the Westlake at Morganton Apartments Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; and (iii) a replacement reserve in an amount equal to $6,813.

■	Lockbox and Cash Management. The Westlake at Morganton Apartments Loan requires a springing lockbox, and a springing cash management, each of which will be established upon written notification from the lender to the lockbox bank that a Cash Management Trigger Event (as defined below) has occurred. Upon the occurrence of a Cash Management Trigger Event, the Westlake at Morganton Apartments Loan documents require the borrower to set up a lockbox account for the sole and exclusive benefit of the lender into which the borrower is required to deposit or cause to be deposited all revenue generated by the Westlake at Morganton Apartments Property within two business days of receipt. During the continuation a Cash Management Trigger Event, the funds on deposit in the lockbox account are required to be transferred the next business day to the cash management account to be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash management agreement; (v) monthly replacement reserves; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) funds sufficient to pay the operating expenses set forth in the annual operating budget; (viii) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, to a borrower-controlled account; and (ix) if a Cash Sweep Event (as defined below) is (x) not in effect, all excess cash flow will be returned to a borrower control account; or (y) in effect, all excess cash flow will be deposited in a lender controlled sub account.

A “Cash Management Trigger Event” means the occurrence of (i) an event of default; (ii) the borrower’s second late debt service payment within a consecutive twelve month period; (iii) any bankruptcy action of the borrower, guarantor or the property manager; or (iv) a Cash Management DSCR Trigger Event (as defined below).

A “Cash Management DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.05x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.05x for two consecutive quarters.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the manager; or (iii) a Cash Sweep DSCR Trigger Event (as defined below).

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.05x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.05x for two consecutive quarters.

■	Property Management. The Westlake at Morganton Apartments Property is currently managed by Morganton Management and Development, L.L.C., an affiliate of the borrower, pursuant to a management agreement. The Westlake at Morganton Apartments Loan documents provide that lender consent is required for the borrower to terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement; provided that borrower may, without lender’s consent, replace the property manager with a Qualified Manager (as defined in the Westlake at Morganton Apartments Loan documents).

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not Permitted.

LOAN #6: westlake at morgantown apartments

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Westlake at Morganton Apartments Property, plus 18 months of business interruption coverage as calculated under the Westlake at Morganton Apartments Loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from the Westlake at Morganton Apartments Property (on an actual loss sustained basis) for a period continuing until the restoration of the Westlake at Morganton Apartments Property is completed and containing an extended period endorsement which provides for up to 6 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #7: 236 ATLANTIC AVENUE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Brooklyn, New York	Cut-off Date Balance	$25,000,000
Property Type(1)	Mixed Use	Cut-off Date Balance per SF(1)	$376.53
Size (SF)(1)	66,395	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 11/1/2017(1)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/1/2017(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2011 / NAP	Mortgage Rate	4.86000%
Appraised Value	$42,700,000	Original Term to Maturity (Months)	120
Appraisal Date	12/27/2017	Original Amortization Term (Months)	NAP
Borrower Sponsor	Nicholas Cammarato	Original Interest Only Period (Months)	120
Property Management	Self Managed	First Payment Date	5/6/2018
Maturity Date	4/6/2028

Underwritten Revenues	$1,997,842
Underwritten Expenses	$214,426	Escrows(2)
Underwritten Net Operating Income (NOI)	$1,783,417	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,712,987	Taxes	$41,213	$10,303
Cut-off Date LTV Ratio	58.5%	Insurance	$0	$0
Maturity Date LTV Ratio	58.5%	Replacement Reserve	$0	$882
DSCR Based on Underwritten NOI / NCF	1.45x / 1.39x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.1% / 6.9%	Other(3)	$145,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,000,000	97.5%	Loan Payoff	$25,130,234	98.0%
New Cash Contribution	642,824	2.5	Closing Costs	326,377	1.3
Upfront Reserves	186,213	0.7

Total Sources	$25,642,824	100.0%	Total Uses	$25,642,824	100.0%

(1)	The 236 Atlantic Avenue Property is a mixed use building consisting of 20,395 SF of ground floor retail with a 46,000 SF, 130-stall subterranean parking garage. Size (SF), Total Occupancy, Owned Occupancy and Cut-off Date Balance per SF includes the 46,000 SF attributable to the parking garage portion of the property.
(2)	See “—Escrows” below.
(3)	Other Upfront reserves consist of $145,000 for an Alliance Parking Reserve representing approximately three months of UW Base Rent under the Alliance Parking Garage lease, which is eligible for disbursement to the borrower sponsor upon satisfaction of certain conditions in the related mortgage loan documents.

■	The Mortgage Loan. The mortgage loan (the “236 Atlantic Avenue Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a mixed use building, which consists of a 130-stall parking garage and ground floor retail space, located in Brooklyn, New York (the “236 Atlantic Avenue Property”). The 236 Atlantic Avenue Loan has an outstanding principal balance as of the Cut-off Date of $25,000,000 and represents approximately 3.7% of the Initial Pool Balance. The 236 Atlantic Avenue Loan accrues interest at an interest rate of 4.86000% per annum. The proceeds of the 236 Atlantic Avenue Loan were primarily used to refinance a previous loan secured by the 236 Atlantic Avenue Property, pay closing costs and fund upfront reserves. The 236 Atlantic Avenue Loan was originated on April 5, 2018.

The 236 Atlantic Avenue Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 236 Atlantic Avenue Loan requires interest-only payments for the full term and has a scheduled maturity date that is the due date in April 2028. Provided that no event of default has occurred and is continuing under the 236 Atlantic Avenue Loan documents, at any time after the second anniversary of the securitization closing date, the 236 Atlantic Avenue Loan may be defeased with certain direct full faith and credit obligations of the United States or other obligations which are “government securities” permitted under the 236 Atlantic Avenue Loan documents. Voluntary prepayment of the 236 Atlantic Avenue Loan is permitted (in whole, but not in part) without penalty on or after the due date in January 2028.

■	The Mortgaged Property. The 236 Atlantic Avenue Property, built in 2011, is a 66,395 SF, five-story mixed use building consisting of a 130-stall parking garage with 20,395 SF of ground floor retail space located on the southwest corner of Atlantic Avenue and Boerum Place in the Boerum Hill neighborhood of Brooklyn, New York. The parking garage component (approximately 29.0% of the underwritten base rent), which utilizes an entrance on Boerum Place, covers two stories of subterranean space at the 236 Atlantic Avenue Property and is currently leased to Alliance Parking Garage through June 2030. A portion of the sub-cellar, the cellar, the first floor and all of the space on floors two through five, does not serve as collateral for the 236 Atlantic Avenue Loan, and consists of 42 residential condominium units and appurtenant improvements that were developed by the borrower sponsor and subsequently sold upon completion (the “Condominium”). The 236 Atlantic Avenue Property and the condominium are individual and separately assessed lots and tax parcels. The 236 Atlantic Avenue Property is subject to that certain recorded declaration of easements, use and maintenance Agreement (the “Declaration”). The Declaration was entered into to establish the rights and obligations of the owner of the mortgaged property and the Condominium relative to the building in which both the 236 Atlantic Avenue Property and the Condominium are located.

LOAN #7: 236 ATLANTIC AVENUE

The ground floor retail space is currently 100.0% occupied by PetSmart, Inc. (“PetSmart”) (15,395 SF) through January 2022 and PM Pediatrics (5,000 SF) through August 2023. PetSmart was founded in 1986, is based in Phoenix, Arizona, and is engaged in the sale of specialty animal products and services, as well as offering a wide selection of animals for sale and adoption. PetSmart currently employs approximately 55,000 associates and operates more than 1,600 pet stores in the United States, Canada and Puerto Rico, as well as more than 200 in-store “PetsHotel” dog and cat boarding facilities. The PetSmart space located at the 236 Atlantic Avenue Property features an on-site animal hospital with veterinary care. The other retail tenant at the 236 Atlantic Avenue Property is PM Pediatrics, a privately owned company founded in 2005, that provides pediatric urgent care across locations in New York and New Jersey and is staffed by pediatric emergency physicians and board-certified pediatricians. PM Pediatrics operates 16 specialized urgent care centers in New Jersey and New York, many of which are located within close proximity to Manhattan, New York. PM Pediatrics has had more than 500,000 visits from patients hailing from over 1,000 towns across almost every state in the United States since inception.

The lease with Alliance Parking Garage was executed pre-construction of the parking garage (2008) and the rent schedule was based on a delivery of 200 usable public parking spaces. The 236 Atlantic Avenue Property is licensed for 130 parking spaces. The lease included a rent adjustment in the event the number of spaces differed from the 200 spaces. Additionally, the lease provided the tenant a termination option in the event the number of spaces is less than 150. The lease commenced July 1, 2010 and the tenant was paying rent based on 200 spaces through 2015. In 2015, the tenant approached the landlord seeking rent relief and the landlord/tenant reached an agreement to modify the rent schedule. Although the lease was not amended, the tenant and landlord agreed to a lower rent of $577,500 verbally. The lender was provided with rent checks confirming the reduced rent, but an estoppel was not delivered at closing. The loan structure includes a reserve of three month’s rent which can only be released to the borrower upon the delivery of an acceptable lease amendment or satisfactory re-tenanting of the space (See Lockbox and Cash Management section below). The landlord is seeking to negotiate a greater rent or replace the tenant, as landlord feels the $577,500 is currently below market.

The 236 Atlantic Avenue Property is situated within the Atlantic Avenue Business Improvement District, which was established to improve conditions for local businesses, attract and retain businesses, and generate jobs and improve quality of life for those who use the district. The 236 Atlantic Avenue Property is currently in year seven of a 25-year Industrial and Commercial Incentive Program (“ICIP”) tax abatement. Real estate taxes are fully abated through the 2026/2027 tax year, at which point the exemption phases out in 10.0% increments on an annual basis.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the 236 Atlantic Avenue Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
PetSmart	NR / Caa1 / CCC+	15,395	23.2%	$1,034,544	52.0%	$67.20	1/31/2022	3, 5-year options
Alliance Parking Garage	NR / NR / NR	46,000	69.3	577,500	29.0	12.55	6/30/2030	NAP
PM Pediatrics	NR / NR / NR	5,000	7.5	378,780	19.0	75.76	8/31/2023	3, 5-year options
Largest Owned Tenants		66,395	100.0%	$1,990,824	100.0%	$29.98
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		66,395	100.0%	$1,990,824	100.0%	$29.98

(1)	Based on the underwritten rent roll dated November 1, 2017.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	The Wtd. Avg. UW Base Rent $ per SF for the 20,395 SF of retail space at the 236 Atlantic Avenue Property is $69.30. The weighted average gross rent for the 20,395 SF of retail space is $73.59.

LOAN #7: 236 ATLANTIC AVENUE

The following table presents certain information relating to the lease rollover schedule at the 236 Atlantic Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
2018 & MTM	0	0.0	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	15,395	23.2	23.2%	1,034,544	52.0	$67.20	1
2023	5,000	7.5	30.7%	378,780	19.0	$75.76	1
2024	0	0.0	30.7%	0	0.0	$0.00	0
2025	0	0.0	30.7%	0	0.0	$0.00	0
2026	0	0.0	30.7%	0	0.0	$0.00	0
2027	0	0.0	30.7%	0	0.0	$0.00	0
2028	0	0.0	30.7%	0	0.0	$0.00	0
2029 & Beyond	46,000	69.3	100.0%	577,500	29.0	$12.55	1
Vacant	0	0.0	100.0%	NAP	NAP	$0.00	0
Total / Wtd. Avg.	66,395	100.0%		$1,990,824	100.0%	$29.98	3

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	The Wtd. Avg. UW Base Rent $ per SF for the 20,395 SF of retail space at the 236 Atlantic Avenue Property is $69.30. The weighted average gross rent for the 20,395 SF of retail space is $73.59.

The following table presents certain information relating to historical leasing at the 236 Atlantic Avenue Property:

Historical Leased %(1)

	2015	2016	2017
Owned Space	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 236 Atlantic Avenue Property:

Cash Flow Analysis(1)

	2015	2016	2017	Underwritten	Underwritten $ per SF
Base Rent	$1,962,934	$1,855,200	$1,990,824	$1,990,824	$29.98
Reimbursements	100,045	85,364	101,266	112,168	1.69
Vacancy & Credit Loss	0	0	0	(105,150)	(1.58)
Effective Gross Income	$2,062,979	$1,940,564	$2,092,090	$1,997,842	$30.09

Real Estate Taxes	$116,331	$99,260	$117,751	$123,107	$1.85
Insurance	24,258	29,159	25,480	24,744	0.37
General & Administrative	0	0	0	6,640	0.10
Management Fee	61,889	58,217	62,763	59,935	0.90
Total Operating Expenses	$202,478	$186,636	$205,994	$214,426	$3.23

Net Operating Income	$1,860,501	$1,753,928	$1,886,096	$1,783,417	$26.86
TI/LC	0	0	0	59,851	0.90
Capital Expenditures	0	0	0	10,579	0.16
Net Cash Flow	$1,860,501	$1,753,928	$1,886,096	$1,712,987	$25.80

Occupancy	100.0%	100.0%	100.0%	95.0%(2)
NOI Debt Yield	7.4%	7.0%	7.5%	7.1%
NCF DSCR	1.51x	1.42x	1.53x	1.39x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Represents an underwritten economic vacancy of 5.0%.

LOAN #7: 236 ATLANTIC AVENUE

■	Appraisal. According to the appraisal, the 236 Atlantic Avenue Property had an “as-is” appraised value of $42,700,000 as of December 27, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$41,100,000	N/A	4.50%
Discounted Cash Flow Approach	$42,700,000	6.00%	5.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated January 3, 2018, there was no evidence of any recognized environmental conditions or recommendations for further action at the 236 Atlantic Avenue Property.

■	Market Overview and Competition. The 236 Atlantic Avenue Property is located in the Boerum Hill neighborhood of Brooklyn, New York, within Kings County. The Boerum Hill neighborhood is characterized by a mix of residential and commercial development and is positioned between downtown Brooklyn and the residential neighborhoods of Carroll Gardens and Cobble Hill to the south. The 236 Atlantic Avenue Property is highly accessible from both midtown and downtown Manhattan via subway and by vehicle. The A, C, F and R trains are located less than four blocks northeast of the 236 Atlantic Avenue Property at the Jay Street/Borough Hall subway station, and the 2, 3, 4 and 5 trains are accessible at the Hoyt Street/Fulton Mall subway station, which is located five blocks northeast of the 236 Atlantic Avenue Property. The 236 Atlantic Avenue Property is also highly accessible by vehicle via the Brooklyn Bridge and Manhattan Bridge utilizing the Brooklyn Queens Expressway. The Fulton Street Mall, which spans Fulton Street from Boerum Place to Flatbush Avenue, is approximately four blocks north of the 236 Atlantic Avenue Property and is one of the most popular shopping districts in the New York City metropolitan area, attracting approximately 100,000 shoppers per day. The 236 Atlantic Avenue Property is also located approximately one mile away from both the Barclays Center and the Brooklyn Music School. According to the appraisal, notable employers in the New York area include the City of New York, New York City Department of Education, United States Government, State of New York, and Metropolitan Transportation Authority.

According to a third party report, the 2017 population within a one-, three- and five-mile radius of the 236 Atlantic Avenue Property was 112,957, 947,839 and 2,590,693, respectively. The 2017 average household income within a one-, three- and five-mile radius of the 236 Atlantic Avenue Property was $153,985, $115,181 and $111,683, respectively. The five-year projected population growth within a one-, three- and five-mile radius of the 236 Atlantic Avenue Property is 5.99%, 5.82% and 5.85%, respectively.

According to the appraisal, the 236 Atlantic Avenue Property is located within the North Brooklyn retail submarket. As of the third quarter of 2017, the submarket reported total inventory of approximately 45.3 million SF with a 3.4% vacancy rate. As of the quarter to date (December 27, 2017), the appraiser concluded to a retail market rent for the North Brooklyn submarket of $51.42 per SF. The broader Kings County retail market, as of the third quarter of 2017, reported total inventory of approximately 92.1 million SF with a 3.0% vacancy rate. As of the quarter to date (December 27, 2017), the appraiser concluded to a retail market rent for the Kings County retail market of $47.16 per SF. According to the appraisal, ground floor retail lease comparables presented base rents ranging from $70.00 to $160.00 per SF on leases signed in 2015 and 2016 (see “Retail Lease Comparables” chart below). The appraiser concluded to a gross market rent of $85.00 per SF for the 15,395 SF of space currently occupied by PetSmart (underwritten gross rent of $72.24 per SF) and gross market rent of $90.00 per SF for the 5,000 SF of space currently occupied by PM Pediatrics (underwritten gross rent of $77.75 per SF).

LOAN #7: 236 ATLANTIC AVENUE

The following table presents certain information relating to the primary competition for the 236 Atlantic Avenue Property:

Retail Lease Comparables(1)

Address	Tenant Name	Lease Start Date	Lease Term (Years)	Lease Area (SF)	Floor	Base Rent Per SF	Expense Basis
222 Smith Street	Angry Wade’s	Dec-16	10	1,500	Grade	$150.00	Taxes over BY
165 Smith Street	Smith & Wycoff Streets	Nov-16	10	1,200	Grade	$160.00	Gross
66 Boerum Place	Sleep Number	Dec-15	10	2,295	Grade	$125.00	Taxes over BY
	Harmon Stores	Jan-15	10	6,000	Grade	$91.50	Taxes over BY
252 Atlantic Avenue	Michael’s	Dec-15 (Est.)	15	10,540	Grade	$70.00	Taxes over BY
				15,867	2nd. Fl.	$39.94	Taxes over BY
				26,407	Total	$51.94	Taxes over BY
395 Atlantic Avenue	Honey Baked Ham	Dec-15	5	1,444	Grade	$125.00	Gross
300 Schermerhorn Street	Brasserie Seoul	Sep-15	6	3,600	Grade	$125.00	Gross
290 Atlantic Avenue	TD Bank	Aug-15	10	5,000	Grade	$150.00	Gross
	Blink Fitness	4Q 2015	10	15,000	Grade	$80.00	Gross
198 Livingston Street	Century Medical and Dental Center	4Q 2016	15	5,489	Grade	$87.00	Gross

(1)	Source: Appraisal.

■	The Borrower. The borrowing entity for the 236 Atlantic Avenue Loan is Boerum Commercial LLC, a New York limited liability company and special purpose entity. Boerum Commercial LLC is 99.0% owned by Nicholas Cammarato, the borrower sponsor for the 236 Atlantic Avenue Loan, and 1.0% owned by Boerum Commercial MM LLC, a Delaware limited liability company and the managing member of Boerum Commercial LLC. Boerum Commercial MM LLC is 100% owned by Nicholas Cammarato. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 236 Atlantic Avenue Loan.

Nicholas Cammarato, a Brooklyn-focused real estate developer, has developed 36 properties since 1985, most of which are concentrated in the Brooklyn market. Of the properties that he has developed, 29 are multifamily properties with sizes ranging from 6 to 48 units and the remaining 7 properties consist of mixed use properties with multifamily units and commercial space ranging from 10,000 to 20,000 SF.

■	Escrows. On the origination date of the 236 Atlantic Avenue Loan, the borrower funded reserves of (i) $41,213 for tax reserves and (ii) $145,000 for an Alliance Parking Reserve, representing three months of underwritten base rent pursuant to the Alliance Parking Garage lease.

The borrower is required to deposit on each monthly payment date an amount equal to (i) $10,303 for tax reserves and (ii) $882 for replacement reserves.

During a 236 Atlantic Avenue Trigger Period (as defined below), the borrower will be required to fund on each monthly payment date at the option of the lender, one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period.

■	Lockbox and Cash Management. The 236 Atlantic Avenue Loan is structured with a springing lockbox and springing cash management. During the continuance of a 236 Atlantic Avenue Trigger Period, the borrower is required under the 236 Atlantic Avenue Loan documents to send tenant direction letters to all tenants of the 236 Atlantic Avenue Property instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrower or the property manager are required to be immediately deposited in the lockbox account. During a 236 Atlantic Avenue Trigger Period, all funds in the lockbox account are required to be transferred on a daily basis into a cash management account established for the sole and exclusive benefit of the lender, and applied to all required payments and reserves as set forth in the 236 Atlantic Avenue Loan documents. Provided no 236 Atlantic Avenue Trigger Period is continuing, excess cash in the cash management account is required to be disbursed to the borrower in accordance with the 236 Atlantic Avenue Loan documents. Upon the occurrence of an event of default under the 236 Atlantic Avenue Loan documents, funds may be applied in such order of priority as the lender may determine.

A “236 Atlantic Avenue Trigger Period” will commence upon the earlier to occur of (i) an event of default, (ii) the debt yield, as of any calculation date, falling below 6.0%, and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and will end upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, the date on which the debt yield is equal to or greater than 6.0% for two consecutive calendar quarters and (c) with respect to clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

LOAN #7: 236 ATLANTIC AVENUE

A “Specified Tenant Trigger Period” means the period commencing upon the first to occur of any of the following: (i) a Specified Tenant (as defined below) being in default under its applicable lease beyond any applicable notice and/or cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of the Specified Tenant Space (as defined below), failing to be open for business and/or “going dark”, (iii) a Specified Tenant giving notice that it is terminating its lease for all or a portion of the Specified Tenant Space, (iv) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant, and (vi) a Specified Tenant failing to extend or renew the applicable Specified Tenant Lease on or prior to the date which is twelve (12) months prior to the expiration of the applicable term of the applicable Specified Tenant Lease for a term of five (5) years. With respect to Alliance Parking Garage only, a Specified Tenant Trigger Period on account of clause (i) above and the portion of clause (ii) above which relates to the failure of Alliance Parking Garage to be in actual physical possession of its Specified Tenant Space shall not be deemed to have occurred so long as the borrower has on deposit with the lender a sum equal to the amount which is the underwritten rent payable by Alliance Parking Garage for the next succeeding three month period (the “Alliance Parking Reserve”). At closing, $145,000 was deposited into the Alliance Parking Reserve (subject to adjustment as provided for herein). Release of the Alliance Parking Reserve is conditioned, among other things, upon the borrower entering into a new lease with Alliance Parking Garage or otherwise reletting all of the space encumbered by the lease to a new tenant.

A “Specified Tenant” means, as applicable, (i) PetSmart, (ii) Alliance Parking Garage, (iii) PM Pediatrics and (iv) any other lessee(s) of the Specified Tenant Space (or any portion thereof) and any guarantor(s) of the applicable related Specified Tenant Lease(s).

A “Specified Tenant Lease” means, collectively and/or individually, each lease at the 236 Atlantic Avenue Property with a Specified Tenant.

“Specified Tenant Space” means that portion of the 236 Atlantic Avenue Property demised as of the origination of the 236 Atlantic Avenue Loan to the initial Specified Tenant pursuant to the initial Specified Tenant Lease.

■	Property Management. The 236 Atlantic Avenue Property is currently self managed by the related borrower sponsor. In the event that the lender determines that the 236 Atlantic Avenue Property is not being managed in accordance with generally accepted management practices for properties similar to the 236 Atlantic Avenue Property, the lender shall deliver written notice thereof to the borrower, which notice shall specify with particularity the grounds for the lender’s determination. If the lender determines that the conditions specified in the lender’s notice are not remedied to the lender’s satisfaction within thirty (30) days from receipt of such notice or that the borrower has failed to diligently undertake actions to satisfy such conditions within such thirty (30) day period, or if an event of default has occurred and is continuing, the borrower must, at the lender’s direction, engage a professional third party property manager acceptable to the lender and enter into a property management agreement acceptable to the lender with such management company. The amount of any management fee payable to any property manager may not exceed 3% of gross income generated by the 236 Atlantic Avenue Property per year.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. None permitted.

■	Release of Collateral. None permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the 236 Atlantic Avenue Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage (plus up to six months of extended indemnity), with no deductible in excess of $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #8: 650 south exeter street

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Baltimore, Maryland	Cut-off Date Balance	$25,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF	$121.16
Size (SF)(1)	206,335	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 12/31/2017	78.1%	Number of Related Mortgage Loans	None
Owned Occupancy as of 12/31/2017	78.1%	Type of Security	Fee Simple
Year Built / Latest Renovation	2007 / NAP	Mortgage Rate	4.84000%
Appraised Value	$79,400,000	Original Term to Maturity (Months)	120
Appraisal Date	11/17/2017	Original Amortization Term (Months)	NAP
Borrower Sponsors(2)	William J. Paterakis and George Philippou	Original Interest Only Period (Months)	120
Property Management	Harbor East Management Groupp LLC; Towne Park. LTD	First Payment Date	7/6/2018
Maturity Date	6/6/2028

Underwritten Revenues	$8,761,439
Underwritten Expenses	$4,223,027	Escrows(1)
Underwritten Net Operating Income (NOI)	$4,538,413	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,285,016	Taxes	$270,000	$22,500
Cut-off Date LTV Ratio	31.5%	Insurance	$12,856	$6,428
Maturity Date LTV Ratio	31.5%	Replacement Reserve	$0	$4,316
DSCR Based on Underwritten NOI / NCF	3.70x / 3.49x	TI/LC(2)	$0	$17,195
Debt Yield Based on Underwritten NOI / NCF	18.2% / 17.1%	Deferred Maintenance	$5,000	$0
Other(3)	$1,406,677	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,000,000	53.1%	Existing Debt	$44,249,732	94.0%
Mezzanine Loan	21,000,000	44.6	Reserves:	1,694,533	3.6
Principal’s New Cash Contribution	1,067,542	2.3	Closing Costs:	1,123,277	2.4
Total Sources	$47,067,542	100.0%	Total Uses	$47,067,542	100.0%

(1)	Size (SF) excludes 26,300 SF associated with the theater parcel. The theater is freely release-able and as such, the value and income from the theater were excluded from the underwriting of the 650 South Exeter Street Mortgage Loan.
(2)	Presidential Investors Limited Partnership LLLP is the non-recourse carveout guarantor. See “—The Borrower” below.
(3)	See “—Escrows” below.
(4)	The TI/LC reserve is subject to a cap of $900,000.
(5)	Other Escrow includes Laureate TI reserve ($1,033,350), Rock Springs TI ($207,488), Rock Springs Free Rent ($73,721) and condominium cost sharing reserve ($92,118)

■	The Mortgage Loan. The mortgage loan (the “650 South Exeter Street Mortgage Loan”) is a fixed rate loan with an aggregate original principal balance of $25,000,000 that is secured by a first priority mortgage encumbering the borrower’s fee simple interest in the 206,335 SF office and garage portion of a 12-story, urban mixed-use building located in Baltimore, Maryland (the “650 South Exeter Street Property”). The 650 South Exeter Street Mortgage Loan was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) on May 21, 2018 and represents 3.7% of the Initial Pool Balance. The 650 South Exeter Street Mortgage Loan has an interest rate of 4.84000% per annum. The proceeds of the 650 South Exeter Street Mortgage Loan, along with a $21,000,000 mezzanine loan (the “650 South Exeter Street Mezzanine Loan”) and approximately $1.1 million of borrower sponsor equity were primarily used to refinance the existing debt on the 650 South Exeter Street Property, fund reserves and pay origination costs.

The 650 South Exeter Street Mortgage Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 650 South Exeter Street Mortgage Loan requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the 650 South Exeter Street Mortgage Loan is the due date in June 2028. At any time after the earlier of the second anniversary of the securitization Closing Date and July 6, 2022, the 650 South Exeter Street Mortgage Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations that are “government securities” permitted under the 650 South Exeter Street Mortgage Loan documents. Voluntary prepayment of the 650 South Exeter Street Mortgage Loan is permitted on or after the due date occurring in April 2028 without payment of any prepayment premium.

■	The Mortgaged Property. The 650 South Exeter Street Property is a 206,335 SF office, garage, and theater portion of a 12-story, urban mixed-use building located in the Harbor East Neighborhood of Baltimore, Maryland. Constructed in 2007, the 650 South Exeter Street Property collectively comprises the “commercial” condominium unit in a 2-unit mixed-use condominium that features 206,870 SF of Class A office space and a parking garage with 565 garage spaces. The other three units in the condominium consist of a theater unit, retail unit (not collateral) and a residential sub-condominium (not collateral). The condominium is part of a larger mixed-use project (the “Project”), which also includes a hotel and a separate residential condominium, which Project is subject to a cost sharing agreement governing the obligations of the parties with respect to the common areas of the Project (the “Cost Sharing Agreement”). The condominium units largely operate pursuant to the Cost Sharing Agreement rather than the condominium documents. Pursuant to the Cost Sharing Agreement, the owner of the 650 South Exeter Street

LOAN #8: 650 south exeter street

Property is obligated to maintain the common areas of the Project and pay certain expenses for the Project, subject to reimbursement by the other parcel owners.

The 650 South Exeter Street Property’s office space is located on floors 7-12 and the parking garage located on floors 3-6. The 650 South Exeter Street Property includes 565 spaces of the garage’s total 769 spaces. In addition to the office and parking component, the 650 South Exeter Street Property includes a separate 7-screen movie theater, which is operated by Landmark Theaters, a theater chain co-owned by Mark Cuban. The 650 South Exeter Street Mortgage Loan documents permit the free release of the theater parcel, subject to certain conditions in the 650 South Exeter Street Mortgage Loan documents. As such, the SF, value and income from the theater were excluded from the underwriting of the 650 South Exeter Street Mortgage Loan. See “—Release of Collateral” below.

The 650 South Exeter Street Property was 78.1% leased as of December 31, 2017 to five tenants. The 650 South Exeter Street Property has maintained an average occupancy of 95.2% since the completion of construction in 2007.

The largest tenant, Laureate Education, Inc. (“Laureate”) (NYSE: LAUR, rated NR/B2/B by Fitch/Moody’s/S&P), leases 103,355 SF (50.1% of the net rentable area) and in September 2016, renewed its lease through June 2027. In connection with the early lease renewal, Laureate vacated one floor, reducing the 650 South Exeter Street Property occupancy rate from 99.8% to 78.1%. Laureate has two, five year renewal options and has a one-time right to terminate its lease on June 30, 2022 upon 15 months’ notice. Laureate has been a tenant at the 650 South Exeter Street Property since 2007.

Founded in 1989 and headquartered at the 650 South Exeter Street Property, Laureate is the largest global network of degree-granting higher education institutions, with more than one million students enrolled at over 60 institutions in more than 20 countries, and on more than 200 campuses. As of year-end 2017, Laureate reported revenues of approximately $4.7 billion.

The second largest tenant at the 650 South Exeter Street Property is Morgan Stanley Smith Barney (“Morgan Stanley”) (NYSE: MS, rated A/A3/BBB+ by Fitch/Moody’s/S&P). Morgan Stanley leases 38,637 SF (18.7% of the net rentable area) with a lease expiration of September 2022.

The following table presents certain information relating to the major tenants at the 650 South Exeter Street Property:

Five Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Laureate (6)	NR/B2/B	103,335	50.1%	$3,262,028	61.8%	$31.57	6/30/2027(3)	2, 5-year options
Morgan Stanley	A/A3/BBB+	38,637	18.7	$1,314,388	24.9	$34.02	9/30/2022	2, 5-year options
Rock Springs Capital(4)	NR/NR/NR	8,664	4.2	$312,620	5.9	$36.08	10/31/2024	1, 5-year option
Fund Management Services	NR/NR/NR	7,610	3.7	$287,021	5.4	$37.72	4/30/2020	1, 5-year option
Greenhouse Funds	NR/NR/NR	2,846	1.4	$100,040	1.9	$35.15	5/31/2022(5)	1, 5-year option
Five Largest Owned Tenants		161,092	78.1%	$5,276,096	100.0%	$32.75
Remaining Tenants(6)		0	0	0	0	0
Vacant		45,243	21.9	0	0.0%	$0.00
Total / Wtd. Avg. All Tenants		206,335	100.0%	$5,276,096	100.0%	$32.75

(1)	Information is based on the underwritten rent roll dated December 31, 2017.Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Laureate has a one-time option to terminate its lease on June 30, 2022 so long as, among other things, written notice is provided at least 15 months prior to such date and an early termination fee is paid.
(3)	In December 2017, Rock Springs Capital expanded its space. At loan origination, $73,721 was escrowed in connection to free rent associated with the expansion.
(4)	Greenhouse Funds has a one-time option to terminate its lease on May 24, 2020 so long as, among other things, written notice is provided 365 days prior to such date and an early termination fee is paid.
(5)	Remaining Tenants excludes 26,300 SF associated with the theater parcel. The theater is freely release-able and as such, the value and income from the theater were excluded from the underwriting of the 650 South Exeter Street Mortgage Loan.

LOAN #8: 650 south exeter street

The following table presents certain information relating to the lease rollover schedule at the 650 South Exeter Street Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(4)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	7,610	3.7	3.7%	287,021	5.4	37.72	1
2021	0	0.0	3.7%	0	0.0	0.00	0
2022	41,483	20.1	23.8%	1,414,428	26.8	34.10	2
2023	0	0.0	23.8%	0	0.0	0.00	0
2024	8,664	4.2	28.0%	312,620	5.9	36.08	1
2025	0	0.0	28.0%	0	0.0	0.00	0
2026	0	0.0	28.0%	0	0.0	0.00	0
2027	103,335	50.1	78.1%	3,262,028	61.8	31.57	1
2028 & Thereafter	0	0	78.1%	0	0.0	0.00	0
Vacant	45,243	21.9	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	206,335	100.0%		$5,276,096	100.0%	$32.75	5

(1)	Calculated based on the approximate square footage occupied by each collateral tenant and based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the above Lease Expiration Schedule.
(3)	Excludes 26,300 SF associated with the theater parcel. The theater is freely release-able and as such, the value and income from the theater were excluded from the underwriting of the 650 South Exeter Street Mortgage Loan.
(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the 650 South Exeter Street Property:

Historical Leased %(1)

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017(2)
Owned Space	87.5%	96.7%	97.3%	97.8%	97.8%	97.8%	99.7%	95.2%	99.8%	99.8%	78.1%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	The largest tenant, Laureate, leases 103,355 SF (50.1% of the net rentable area) and in September 2016 renewed its lease through June 2027. In connection with the early renewal, Laureate vacated one floor reducing the 650 South Exeter Street Property occupancy rate from 99.8% to 78.1%.

LOAN #8: 650 south exeter street

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 650 South Exeter Street Property:

Cash Flow Analysis(1)

	2014	2015	2016	2017	Underwritten	Underwritten $ per SF
Base Rent(2)	$5,514,778	$5,749,562	$5,975,979	$5,126,988	$5,060,884	$21.75
Contractual Rent Steps(3)	0	0	0	0	215,212	0.93
Gross Up Vacancy	0	0	0	0	1,447,776	6.22
Parking Income	2,201,668	2,176,061	2,205,121	2,269,013	2,269,013	9.75
Total Reimbursement Revenue	1,413,833	1,553,094	1,390,307	1,299,267	1,171,350	5.04
Other Income	47,563	49,295	70,257	44,979	44,979	0.19
Vacancy & Credit Loss(4)	0	0	0	0	(1,447,776)	(6.22)
Effective Gross Income	$9,177,842	$9,528,012	$9,641,664	$8,740,247	$8,761,439	$37.66

Real Estate Taxes(5)	$106,819	$106,461	$106,252	$106,252	$508,547	$2.19
Insurance	33,427	31,289	30,587	31,651	61,555	0.26
Management Fee	299,103	316,296	327,128	294,030	280,864	1.21
Parking Expenses	736,500	657,173	656,247	673,899	703,305	3.02
Other Operating Expenses	2,590,043	2,716,246	2,655,000	2,668,756	2,668,756	11.47
Total Operating Expenses	$3,765,892	$3,827,465	$3,775,214	$3,774,588	$4,223,027	18.15

Net Operating Income	$5,411,950	$5,700,547	$5,866,450	$4,965,659	$4,538,413	$19.51
TI/LC	0	0	0	0	206,870	0.89
Capital Expenditures	0	0	0	0	46,527	0.20
Net Cash Flow	$5,411,950	$5,700,547	$5,866,450	$4,965,659	$4,285,016	$18.42

Occupancy	95.2%	99.8%	99.8%	78.1%(6)	78.1%(7)
NOI Debt Yield	21.6%	22.8%	23.5%	19.9%	18.2%
NCF DSCR	4.41x	4.65x	4.78x	4.05x	3.49x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Income from the theater is excluded from historical cash flows and the underwriting. The 650 South Exeter Street Mortgage Loan documents permit the release of the theater condominium unit, subject to certain conditions in the 650 South Exeter Street Mortgage Loan documents.
(3)	Contractual Rent Steps of $215,212 includes $68,451 for rent averaging for Morgan Stanley and $146,762 for contractual rent steps through December 2018 for other tenants.
(4)	Represents an underwritten economic vacancy of 14.2%, which is in-line with actual economic vacancy.
(5)	The 650 South Exeter Street Property operates with a PILOT tax program with the Baltimore County for the office and garage taxes. The agreement commenced on July 1, 2008 and expires on June 30, 2022. Underwritten taxes are based on the average of taxes through the 650 South Exeter Street Mortgage Loan term.
(6)	Based on the underwritten rent roll dated December 31, 2017.
(7)	Represents physical occupancy.

■	Appraisal. According to the appraisal, the 650 South Exeter Street Property had an “as is” appraised value of $79,400,000 as of November 17, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Income Capitalization Approach	$79,400,000	N/A	6.75%

■	Environmental Matters. Based on the Phase I environmental report dated December 7, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 650 South Exeter Street Property.

■	Market Overview and Competition. The 650 South Exeter Street Property is located at the intersection of Fleet Street and South Exeter Street, approximately one block from the water in the Harbor East section of downtown Baltimore. Harbor East occupies about 70 acres of downtown waterfront and is a residential and commercial waterfront community along the east side of the Inner Harbor. Major nearby arteries include the Baltimore-Washington Parkway (I-295), Interstate 95, Pulaski Highway (MD Route 40) and Jones Falls Expressway (I-83). According to the appraisal, the 2017 estimated population and estimated average household income within a one-mile radius of the 650 South Exeter Street Property was 36,199 and $98,993, respectively.

The appraisal identified the 650 South Exeter Street Property as being located within the Baltimore City East submarket. According to the appraisal as of the third quarter of 2017, the Baltimore City East submarket exhibited an office vacancy rate of 4.8% and an average asking gross rent of $28.03 per SF for Class A office space. From 2013 to the third quarter of 2017, the Baltimore City East submarket has averaged a 5.3% vacancy rate. The average in-place office gross rent at the 650 South Exeter Street Property is $31.42 per SF.

LOAN #8: 650 south exeter street

The appraiser identified 11 comparable leases that had rents ranging between $28.75 and $43.75 per SF. Based on the comparable leases, the appraiser concluded a market rent of $32.00 per SF, which is in-line with the average in-place office gross rent at the 650 South Exeter Street Property of $31.42 per SF.

The following table presents certain information relating to comparable leases at the 650 South Exeter Street Property:

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Lease Term (years)	Base Rent per SF
650 South Exeter Street (Subject)	Baltimore, MD	-	-	-	-	$31.42(2)
100 East Pratt Street	Baltimore, MD	Merrill Lynch	Dec-17	31,942	5.0	$35.50
100 East Pratt Street	Baltimore, MD	PWC	May-17	36,835	12.0	$35.00
100 East Pratt Street	Baltimore, MD	Zuckerman Spaeder	Oct-15	9,915	7.0	$33.33
100 East Pratt Street	Baltimore, MD	IBM	Sep-15	3,666	5.0	$32.00
500 East Pratt Street	Baltimore, MD	Aon Corporation	Apr-17	31,692	5.3	$30.50
500 East Pratt Street	Baltimore, MD	McGuire Woods	Mar-17	24,364	10.3	$32.50
500 East Pratt Street	Baltimore, MD	Cohn Reznick	May-16	63,894	10.7	$29.25
500 East Pratt Street	Baltimore, MD	JLL	Apr-16	11,412	7.3	$31.00
Harbor Point – Exelon Tower	Baltimore, MD	Exelon	Dec-16	443,820	20.0	$43.25
Transamerica Tower	Baltimore, MD	RBC	Jun-16	10,936	5.0	$31.75
Canton Crossing	Baltimore, MD	Social Solutions Global	Aug-17	10,984	5.4	$28.75

(1)	Source: Appraisal.
(2)	Based on borrower rent roll dated December 31, 2017.

■	The Borrower. The borrower is Harbor East Parcel B-Commercial Owner, LLC, a single purpose Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 650 South Exeter Street Mortgage Loan. The non-recourse carveout guarantor for the 650 South Exeter Street Mortgage Loan is Presidential Investors Limited Partnership LLLP, a Maryland limited liability limited partnership. The borrower sponsors of the 650 South Exeter Street Mortgage Loan are William J. Paterakis and George Philippou, both of whom are executives in H&S Properties Development Corporation.

Founded in 1994, H&S Properties Development Corporation has completed over 2.0 million SF of development within the Baltimore area. Notable projects include the Legg Mason Tower, the Four Seasons Hotel Baltimore and the Thames Street Wharf office building for Morgan Stanley.

■	Escrows. On the origination date of the 650 South Exeter Street Mortgage Loan, the borrower funded aggregate reserves of $1,694,533 consisting of (i) $270,000 for real estate taxes, (ii) $12,856 for insurance premiums, (iii) $5,000 for deferred maintenance, (iv) $1,033,350 for owed tenant improvements to Laureate, (v) $207,488 for owed tenant improvements to Rock Springs Capital, (vi) $73,721 for free rent associated with Rock Springs Capital and (vii) $92,118 for a cost sharing reserve that represents approximately three months of condominium shared costs.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $22,500, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, initially estimated to be $6,428, (iii) a replacement reserve in the amount of $4,316 and (iv) a TI/LC reserve in the amount of $17,195, subject to a cap of $900,000.

■	Lockbox and Cash Management. The 650 South Exeter Street Mortgage Loan documents require a hard lockbox with in-place cash management. The 650 South Exeter Street Mortgage Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the 650 South Exeter Street Property be deposited into such lockbox account within one business day. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and applied to all required payments and reserves as set forth in the 650 South Exeter Street Mortgage Loan documents. Provided no Lease Trigger Period or Cash Trap Period is continuing, excess cash in the clearing account is required to be disbursed to the borrower in accordance with the 650 South Exeter Street Mortgage Loan documents.

A “Cash Trap Period” will commence upon the occurrence of (i) an event of default, (ii) the occurrence of any bankruptcy action of the borrower, principal, guarantor or manager or (iii) the debt service coverage ratio based on the aggregate debt service of the 650 South Exeter Street Mortgage Loan and 650 South Exeter Street Mezzanine Loan (the “Combined Debt Service Coverage Ratio”), after the end of any calendar quarter, is less than 1.05x and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured, (b) with respect to clause (ii) above, with respect to any bankruptcy action of the manager, the date upon which the manager is replaced with a

LOAN #8: 650 south exeter street

qualified manager or (c) with respect to clause (iii) above, the date upon which the Combined Debt Service Coverage Ratio has been at least 1.10x for two consecutive calendar quarters.

A “Lease Trigger Period” will commence upon the occurrence of (i) (1) with respect to Morgan Stanley, the date that is eleven calendar months prior to each expiration date under the Morgan Stanley lease and (2) with respect to Laureate or any other replacement tenant under the Laureate lease or Morgan Stanley lease (a “Occupancy Reserve Tenant”), the date that is the earlier of (A) twelve calendar months prior to each expiration date under such tenant’s lease, or (B) the date upon which such tenant is required to notify the landlord of its intent to either renew or terminate such lease, (ii) with respect to any Occupancy Reserve Tenant, (A) such tenant is no longer continuously operating in at least a material portion of its premises, (B) such tenant, or the guarantor of such tenant’s obligations under such tenant’s lease, is the subject of a bankruptcy action, (C) such tenant gives notice of its intent to terminate its lease or (D) such tenant’s lease terminates or expires, (iii) with respect to Laureate, such tenant gives notice of its intent to sublease, unless each sublease is approved by the lender in accordance with the terms of the 650 South Exeter Street Mortgage Loan documents and/or (iv) the occurrence of any Laureate Downgrade Period.

A “Laureate Downgrade Period” will commence upon the occurrence of one or more of the following events: (i) Moody’s issues Laureate a rating below B3, (ii) S&P issues Laureate a rating below B- (iii) if neither Moody’s nor S&P issue Laureate a rating but any other rating agency acceptable to lender issues Laureate a rating below the equivalent ratings specified in clauses (i) and (ii) or (iv) no rating agency issues a Laureate rating.

■	Property Management. The 650 South Exeter Street Property is currently managed by (i) with respect to the office space, Harbor East Management Group, LLC, an affiliate of the borrower and (ii) with respect to the garage parking, Towne Park, Ltd. Pursuant to the 650 South Exeter Street Mortgage Loan documents, the borrower is required, upon request of lender, to replace one or both of the property managers, as applicable, in the event (i) the Combined Debt Service Coverage Ratio is less than 1.00x, (ii) an event of default has occurred and is continuing under the 650 South Exeter Street Mortgage Loan documents, (iii) the applicable manager is subject of a bankruptcy action or becomes insolvent, (iv) a default by the applicable property manager is continuing under the applicable management agreement beyond all notice and cure periods or (v) 50% or more of the direct or indirect ownership interest in the applicable property manager has changed or control of such property manager has change from what it was on the loan origination date.

■	Current Mezzanine or Secured Subordinate Indebtedness. Concurrent with the funding of the 650 South Exeter Street Mortgage Loan, CCRE originated a mezzanine loan (the “650 South Exeter Street Mezzanine Loan”) in the original principal amount of $21,000,000. The 650 South Exeter Street Mezzanine Loan is secured by the membership interests in the borrower under the 650 South Exeter Street Mortgage Loan. The 650 South Exeter Street Mezzanine Loan is coterminous with the 650 South Exeter Street Mortgage Loan with a term of 120 months and a scheduled maturity date in June 2028. The 650 South Exeter Street Mezzanine Loan requires monthly payments based on a planned amortization schedule, which results in a mezzanine maturity balance of approximately $684,820. An intercreditor agreement is in place with respect to the 650 South Exeter Mortgage Loan and the 650 South Exeter Street Mezzanine Loan.

Based on the total combined debt of $46.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	650 South Exeter	650 South Exeter Total Debt
Cut-off Date Balance	$25,000,000	$46,000,000
Cut-off Date LTV Ratio	31.5%	57.9%
Maturity Date LTV Ratio	31.5%	32.3%
DSCR Based on Underwritten NCF	3.49	1.05x
Debt Yield Based on Underwritten NOI	18.2%	9.3%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. None permitted.

■	Release of Collateral. Provided that no event of default is then continuing under the 650 South Exeter Street Mortgage Loan documents, the borrower may obtain the release of the theater parcel provided, among other things,

LOAN #8: 650 south exeter street

the borrower has delivered a REMIC opinion with respect to the release in form and substance acceptable to the lender and the rating agencies and such release otherwise satisfies the applicable REMIC rules and regulations.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy with no deductible in excess of $25,000 that provides coverage for terrorism in an amount equal to the full replacement cost of the 650 South Exeter Street Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering up to the earlier of (i) the six months following restoration or (ii) the period of time until such income returns to the same level it was prior to the loss, whichever occurs first). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #9: launch apartments

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	West Lafayette, Indiana	Cut-off Date Principal Balance	$24,700,000
Property Type(1)	Multifamily	Cut-off Date Principal Balance per Unit	$52,219.97
Size (Units)(1)	473	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 11/30/2017	99.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/30/2017	99.4%	Type of Security	Fee Simple
Year Built / Latest Renovation	1963 / 2015-2017	Mortgage Rate	5.12550%
Appraised Value	$38,900,000	Original Term to Maturity (Months)	120
Appraisal Date	12/18/2017	Original Amortization Term (Months)	360
Borrower Sponsor	Jeffrey L. Kittle	Original Interest Only Period (Months)	24
Property Management	Campus Advantage, Inc.	First Payment Date	3/6/2018
Underwritten Revenues	$4,485,056	Maturity Date	2/6/2028
Underwritten Expenses	$2,238,268	Escrows
Underwritten Net Operating Income (NOI)	$2,246,787	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,128,537	Taxes	$227,334	$56,834
Cut-off Date LTV Ratio	63.5%	Insurance	$101,699	$12,743
Maturity Date LTV Ratio	55.1%	Replacement Reserves	$0	$9,854
DSCR Based on Underwritten NOI / NCF(2)	1.39x / 1.32x	Immediate Repairs Reserve	$199,573	$0
Debt Yield Based on Underwritten NOI / NCF	9.1% / 8.6%	Radon Testing Reserve	$75,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$24,700,000	100.0%	Loan Payoff	$20,255,025	82.0%
Principal Equity Distribution(3)	3,484,324	14.1
Reserves	603,606	2.4
Closing Costs	357,045	1.4
Total Sources	$24,700,000	100.0%	Total Uses	$24,700,000	100.0%

(1)	The collateral consists of a student housing property containing 473 units with a total of 729 beds.
(2)	Based on amortizing debt service payments. Based on the current interest only payments, the DSCR based on Underwritten NOI and Underwritten NCF are 1.75x and 1.66x, respectively.
(3)	The borrower sponsor purchased the Launch Apartments Property in October 2013 and subsequently invested $4.2 million through 2015-2017 in capital improvements and increased occupancy at the Launch Apartments Property from 79.9% in 2014 to 99.4% as of November 30, 2018.

■	The Mortgage Loan. The mortgage loan (the “Launch Apartments Loan”) is secured by a first mortgage encumbering the borrowers’ fee simple interest in a multifamily student housing property located in West Lafayette, Indiana (the “Launch Apartments Property”). The Launch Apartments Loan has an outstanding principal balance as of the Cut-off Date of $24,700,000 and represents approximately 3.7% of the Initial Pool Balance. The Launch Apartments Loan was originated by Cantor Commercial Real Estate Lending, L.P. on February 2, 2018. The Launch Apartments Loan has an interest rate of 5.12550% per annum. The borrower utilized the proceeds of the Launch Apartments Loan to refinance the existing debt on the Launch Apartments Property, fund reserves, pay closing costs and return equity to the borrower sponsor.

The Launch Apartments Loan had an initial term of 120 months and has a remaining term of 116 months. The Launch Apartments Loan requires interest only payments on each due date through and including the due date in February 6, 2020, after which it requires monthly payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule. The scheduled maturity date is the due date in February 6, 2028. Voluntary prepayment of the Launch Apartments Loan is prohibited prior to the due date in December 6, 2027. The Launch Apartments Loan may be defeased at any time on or after July 6, 2020 and the Launch Apartments Property may be released from the lien of the mortgage by payment of an amount sufficient to purchase direct, non-callable obligations of the United States of America or other obligations which are “government securities” which produce payments at least equal to the payments required under the Launch Apartments Loan (including the unpaid principal balance of the Launch Apartments Loan at the end of the Launch Apartments Loan term).

■	The Mortgaged Property. The Launch Apartments Property is a multifamily student housing property totaling 473 units (729 beds), located in West Lafayette, Indiana, approximately 0.5 miles from Purdue University. The Launch Apartments Property is situated on a 31.8-acre site and was built in 1963, with recent renovations between 2015 and 2017, totaling approximately $4.2 million (approximately $8,879 per unit). The Launch Apartments Property consists of 17 three-story apartment and two-story townhouse buildings, one two-story clubhouse, and one single story maintenance building.

The Launch Apartments Property features unit types ranging from studio to three bedrooms, with an average unit size of approximately 780 SF. Unit amenities include patios/balconies, full appliance packages, air conditioning, wood flooring and new finishings. Community amenities include a lounge area, a TV room, a business center, a picnic area with barbeque grills, a conference area, tennis courts, a game room, an indoor swimming pool, laundry facilities, a fitness center and a dog park.

LOAN #9: launch apartments

As of November 30, 2017, the Launch Apartments Property was 99.4% leased. As of May 14, 2018, the Launch Apartments Property was approximately 81.4% preleased for the Fall 2018 semester. Leases are primarily structured with 12 month terms, and tenants that do not meet income qualifications are required to have a guarantor. All units are rented on a per unit basis.

Historical Leased %(1)(2)

	2014	2015	2016	As of November 30, 2017
Owned Space	79.9%	92.6%	94.0%	99.4%

(1)	The borrower sponsor purchased the Launch Apartments Property in October 2013, and spent $4.2 million to renovate the property between 2015 and 2016.
(2)	Represents occupancy as of December 31 for the indicated year unless otherwise specified.

The following table presents certain information relating to the units and rent at the Launch Apartments Property:

Unit Type	# of Units(1)	Average SF per Unit(1)	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit(1)	Underwritten Monthly Rent(1)	Total Underwritten Annual Rent(1)
Studio / 1 Bath	17	421	$556	$556	$9,457	$113,484
1 Bedroom / 1 Bath	224	685	654	654	146,482	1,757,783
2 Bedroom / 2 Bath	208	865	776	785	163,327	1,959,920
3 Bedroom / 3 Bath	24	1,063	1,014	1,070	25,691	308,293
Total / Wtd. Avg.	473	780	$729	$729	$344,957	$4,139,480

(1)	The Average SF per Unit, Monthly Actual Rent per Unit, Underwritten Monthly Rent, and Total Underwritten Annual Rent are based on the underwritten rent roll as of November 30, 2017. All units are rented on a per unit basis.
(2)	Source: appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Launch Apartments Property:

Cash Flow Analysis

	2017	TTM 1/31/18	Underwritten	Underwritten $ per Unit(1)
Base Rent(2)	$4,024,108	$4,044,764	$4,112,600	$8,695
Gross Up Vacancy	0	0	26,880	57
Gross Potential Rent	$4,024,108	$4,044,764	$4,139,480	8,752
Vacancy, Credit Loss & Concession(3)	(326,388)	(314,552)	(248,369)	(525)
Net Rental Income	$3,697,720	$3,730,212	$3,891,112	$8,226
Other Income(4)	561,479	564,927	593,944	1,256
Effective Gross Income	$4,259,199	$4,295,139	$4,485,056	$9,482

Real Estate Taxes	695,906	697,985	681,057	1,440
Insurance	206,304	196,790	152,905	323
Management Fee	140,425	143,589	168,190	356
Other Expenses	1,206,750	1,207,132	1,236,117	2,613
Total Operating Expenses	$2,249,385	$2,245,496	$2,238,268	$4,732

Net Operating Income	$2,009,814	$2,049,643	$2,246,787	$4,750
Replacement Reserves	0	0	118,250	250
Net Cash Flow	$2,009,814	$2,049,643	$2,128,537	$4,500

(1)	The Launch Apartments Property contains 473 units (729 beds).
(2)	Base Rent is based on rent roll as of 11/30/2017.
(3)	Vacancy represents 5.0% of Gross Potential Rent. Actual vacancy per 11/30/2017 rent roll is 0.6% and the appraiser concluded a vacancy rate of 3.0%. Collection Loss is based on 1.0% credit loss, in-line with the TTM 1/31/18.
(4)	Other Income consists of utility income, tenant bill-backs, late fees, laundry/vending collections and other miscellaneous fees and charges.

■	Appraisal. According to the appraisal, the Launch Apartments Property had an “as-is” appraised value of $38,900,000 as of an effective date of December 18, 2017.

LOAN #9: launch apartments

■	Environmental Matters. The Phase I environmental report dated December 28, 2017 recommended no further action at the Launch Apartments Property other than a recommendation for an asbestos and lead-based paint operations and maintenance (O&M) plan and radon testing in certain units, for which $75,000 has been escrowed.

■	Market Overview and Competition. The Launch Apartments Property is located in West Lafayette, Indiana, which is a college town that is centered around the Purdue University, West Lafayette campus. Founded in 1869, Purdue’s West Lafayette campus is the flagship campus of the six-campus Purdue University’s system in West Lafayette, Indiana. Purdue University’s West Lafayette campus enrolls the second-largest number of students of any university in the state of Indiana and has the fourth-largest international student population of any university in the United States.

Purdue University serves over 41,000 students on the West Lafayette campus, has more than $4.6 billion of economic impact on the state, and employs over 15,000 faculty and staff. For the Fall 2017 semester, there were 41,573 students enrolled at Purdue University’s West Lafayette campus, an increase of 2.8% over the Fall 2016 semester. Purdue University provides housing for approximately 12,000 students, including 18 on-campus resident housing options, leaving approximately 29,000 students seeking off-campus housing options.

The average monthly rent at the Launch Apartments Property is $729 per unit. The appraiser concluded an average monthly rent of $729 per unit for the Launch Apartments Property.

The following table presents certain information relating to the primary competition for the Launch Apartments Property:

Competitive Set(1)

	Launch Apartments Property	University Crossing	Franklin Park	Uptown West	The Avenue at West Lafayette South	The Fairway	Peppermill Village
Distance From Campus (Miles)	0.8	2.8	4.0	1.6	4.1	4.0	4.3
Year Built	1963	1964	1981	1991	2001	1965	1981
Occupancy	99.4%	98.0%	98.0%	92.0%	95.0%	95.0%	97.0%
No. of Beds	729	762	268	76	960	204	280
No. of Units	473	434	168	52	336	167	192
Avg. SF per Unit	780	857	788	574	917	890	881
Avg. Monthly Rent per Unit	$729	$708	$756	$579	$1,289	$982	$792

(1)	Source: Appraisal.

■	The Borrower. The borrower is Williamsburg on the Wabash, LLC a single purpose, Indiana limited liability company, structured to be bankruptcy-remote, with one independent director in its organizational structure. The sponsor of the borrower and the non-recourse carveout guarantor is Jeff L. Kittle, CEO of Herman Kittle Properties, Inc. (“Herman Kittle”). Herman Kittle has been investing and managing real estate since it was founded in 1948 by Stanley Herman, and has a current portfolio of over 14,000 apartment units and over 6,000 self-storage units, spanning 200 properties.

■	The Borrower. The borrower is Williamsburg on the Wabash, LLC a single purpose, Indiana limited liability company, structured to be bankruptcy-remote, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Launch Apartments Loan.The sponsor of the borrower and the non-recourse carveout guarantor is Jeffrey L. Kittle, CEO of Herman Kittle Properties, Inc. (“Herman Kittle”). Herman Kittle has been investing and managing real estate since it was founded in 1948 by Stanley Herman, and currently has a portfolio of over 14,000 apartment units and over 6,000 self-storage units, spanning approximately 200 properties.

■	Escrows. At origination, the borrower deposited (i) $227,334 into a tax reserve account, (ii) $101,699 into an insurance reserve account, (iii) $199,573 into an immediate repairs account, which represents 125% of the cost estimated in the engineering report and (iv) $75,000 into a radon testing reserve account.

On a monthly basis, the borrower is required to deposit reserves of (i) one-twelfth of the estimated annual real estate taxes, which currently equates to $56,834, into a tax reserve account, (ii) one-twelfth of the annual insurance premiums, which currently equates to $12,743, into an insurance reserve account and (iii) $9,854 (approximately $250 per unit annually) into a replacement reserve account, which increases to $11,825 in month 37. Additionally, on

LOAN #9: launch apartments

each due date during a Cash Trap Period (as defined below), all excess cash flow will be retained by lender in an excess cash reserve account.

■	Lockbox and Cash Management. The Launch Apartments Loan is structured with a soft lockbox and springing cash management. All rents and other payments collected by the borrower or property manager are required to be transmitted, within one business day, directly into a lender controlled lockbox account (and then transferred, within [one] business day to a borrower account; provided, however, during a Cash Management Period (as defined below), funds deposited into the lender controlled lockbox account will be swept, on a daily basis into a lender controlled cash management account and applied and disbursed in accordance with the Launch Apartments Loan documents..

A “Cash Management Period” will commence upon the occurrence of a Cash Trap Period, and will end upon the expiration of a Cash Trap Period.

A “Cash Trap Period” will commence on the occurrence of any of the following: (i) the occurrence of an event of default under the Launch Apartments Loan documents, (ii) bankruptcy action of borrower, principal, guarantor or property manager, (iii) the failure by Borrower after two consecutive quarters to maintain a debt service coverage ratio of at least 1.20x, or (iv) if (A) on the payment date during the month of February in each year of the loan term, less than 40% of the apartment units are leased for the following school year, or (B) on the payment date during the month of May in each year of the loan term, less than 80% of the apartment units are leased for the following school year.

During a Cash Trap Period, any excess amounts, after application of the funds pursuant to the Launch Apartment Loan documents, will be held lender in an excess cash reserve account, as additional collateral for the Launch Apartment Loan.

■	Property Management. The Launch Apartments Property is managed by Campus Advantage, Inc. In January 2016, the borrower sponsor retained Campus Advantage, Inc. to manage the Launch Apartments Property. Campus Advantage, Inc. based in Austin, Texas was founded in 2003 and has grown to be the sixth largest operator of student housing in the U.S. and has acquired over $1.3 billion in student housing assets.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Future Permitted Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain comprehensive “all risk” or “special form” insurance on the Launch Apartments Property. The commercial property, business income, general liability and umbrella or excess liability insurance is required to cover perils of terrorism and acts of terrorism, so long as the lender determines that either (i) prudent owners of real estate comparable to the Launch Apartments Property are maintaining such insurance or (ii) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #10: villa del sol apartments

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	RMF
Location (City/State)	Indianapolis, Indiana	Cut-off Date Balance	$24,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit	$39,087.95
Size (Units)	614	Percentage of Initial Pool Balance	3.6%
Total Occupancy as of 3/31/2018	92.7%	Number of Related Mortgage Loans	NAP
Owned Occupancy as of 3/31/2018	92.7%	Type of Security	Fee Simple
Year Built / Latest Renovation	1968, 1972 / 2016-2018	Mortgage Rate	4.56000%
Appraised Value	$40,600,000	Original Term to Maturity (Months)	120
Appraised Date	6/1/2018	Original Amortization Term (Months)	360
Borrower Sponsor	Mark Abbott	Original Interest Only Period (Months)	60
Property Management	Self Managed	First Payment Date	5/6/2018
Maturity Date	4/6/2028

Underwritten Revenues	$4,945,934
Underwritten Expenses	$2,266,770	Escrows(1)
Underwritten Net Operating Income (NOI)	$2,679,164	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,525,664	Taxes	$0	$22,944
Cut-off Date LTV Ratio	59.1%	Insurance	$97,263	$10,292
Maturity Date LTV Ratio	54.2%	Replacement Reserves(2)	$0	$12,792
DSCR Based on Underwritten NOI / NCF	1.82x / 1.72x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	11.2% / 10.5%	Deferred Maintenance	$543,750	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$24,000,000	99.8%	Loan Payoff	$17,293,979	71.9%
Other Sources	50,000	0.2	Principal Equity Distribution	5,728,927	23.8
Upfront Reserves	641,013	2.7
Closing Costs	386,081	1.6
Total Sources	$24,050,000	100.0%	Total Uses	$24,050,000	100.0%

(1)	See “—Escrows” below.
(2)	Replacement Reserves are capped at $460,500.

■	The Mortgage Loan. The mortgage loan (the “Villa Del Sol Apartments Loan”) is evidenced by a note in the original principal amount of $24,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 614-unit multifamily garden complex located in Indianapolis, Indiana (the “Villa Del Sol Apartments Property”). The Villa Del Sol Apartments Loan was originated by Rialto Mortgage Finance, LLC on April 11, 2018. The Villa Del Sol Apartments Loan has an outstanding principal balance as of the Cut-off Date of $24,000,000 and accrues interest at an interest rate of 4.56000% per annum. The Villa Del Sol Apartments Loan represents approximately 3.6% of the Initial Pool Balance. The proceeds of the Villa Del Sol Apartments Loan were primarily used to refinance existing debt on the Villa Del Sol Apartments Property, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

The Villa Del Sol Apartments Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Villa Del Sol Apartments Loan requires payments of interest only for the initial 60 months, followed by monthly payments of principal and interest sufficient to amortize the Villa Del Sol Apartments Loan over a 30-year amortization schedule. The scheduled maturity date of Villa Del Sol Apartments Loan is the due date in April 2028. Voluntary prepayment of the Villa Del Sol Apartments Loan is permitted (i) on or after the due date in May 2020, provided no event of default under Villa Del Sol Apartments Loan is continuing, upon payment by the borrower of a prepayment premium equal to the (x) the yield maintenance premium of 1% of the prepaid principal amount; (y) all accrued and unpaid interest on the outstanding principal balance through and including the last day of the accrual period; and (z) all other sums due and payable under the loan documents and (ii) on or after the due date in January 2028, without payment of a yield maintenance premium.

■	The Mortgaged Property. The Villa Del Sol Apartments Property is a 614-unit multifamily garden complex located in Indianapolis, Indiana. The Villa Del Sol Apartments Property was built in 1968 and 1972 and renovated from 2016-2018. The Villa Del Sol Apartments Property consists of 47, two-story residential and townhome buildings, a clubhouse building, and a maintenance building situated on 42.093 acres. The unit mix consists of 184 one-bedroom/one-bath units, 209 two-bedroom/one-bath units, 132 two-bedroom/one and one half-bath town homes, and 89 three-bedroom/one and one half-bath town homes. Amenities at the Villa Del Sol Apartments Property include two swimming pools, tennis court, volleyball court, playgrounds and picnic areas. Since acquisition the borrower has invested approximately $11.8 million in capital expenditures which included renovation or upgrades to the unit interiors, roofs, exterior painting, doors, windows and siding, balcony and patios, parking lot, landscaping, signage, office renovation, and trash remodel. Villa Del Sol Apartments Property includes 1,235 parking spaces with a parking ratio of 2.01 spaces per unit. As of March 31, 2018, Total Occupancy and Owned Occupancy were both 92.7%.

LOAN #10: villa del sol apartments

The following table presents certain information relating to the units and rent at the Villa Del Sol Apartments Property:

Unit Mix

Unit Type(1)	Occupied Units(1)	Vacant Units(1)	Total Units	% of Total Units	Average SF per Unit	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
1 Bedroom / 1 Bath	175	9	184	30.0%	859	$595	$559	$559	$1,173,768
2 Bedroom / 1 Bath	199	10	209	34.0	965	700	661	661	1,578,348
2 Bedroom / 1.5 Bath	114	18	132	21.5	1,052	800	799	799	1,092,456
3 Bedroom / 1.5 Bath	81	8	89	14.5	1,162	900	859	859	834,732
Total / Wtd. Avg.	569	45	614	100.0%	981	$719	$689	$689	$4,679,304

(1)	As provided by the borrower per the March 31, 2018 rent roll.
(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at the Villa Del Sol Apartments Property:

Historical Leased %(1)

	2015	2016	2017	As of 3/31/2018
Owned Space	26.0%	56.4%	89.6%	92.7%

(1)	As provided by the borrower which reflects year-end occupancy for the specified year unless otherwise indicated. The borrower sponsor acquired the Villa Del Sol Apartments Property in a distressed sale in August 2015 and has invested approximately $11.8 million in capital improvements and stabilized operations at the property.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Villa Del Sol Apartments Property:

Cash Flow Analysis(1)

	2016	2017	TTM 3/31/2018	Underwritten	Underwritten $ per Unit
Base Rent	$1,724,003	$3,504,873	$3,943,802	$4,679,304	$7,621
Gross Up Vacancy	0	0	0	407,460	664
Goss Potential Rent	$1,724,003	$3,504,873	$3,943,802	$5,086,764	$8,285
Vacancy, Credit Loss & Concessions	0	0	0	(531,217)	(865)
Total Rent Revenue	$1,724,003	$3,504,873	$3,943,802	$4,555,547	$7,419
Other Revenue (2)	244,054	370,085	390,386	390,386	636
Effective Gross Income	$1,968,058	$3,874,958	$4,334,189	$4,945,934	$8,055

Total Operating Expenses	$1,303,314	$1,680,796	$1,789,606	$2,266,770	$3,692

Net Operating Income	$664,744	$2,194,162	$2,544,583	$2,679,164	$4,363
Replacement Reserves	0	0	0	153,500	250
Net Cash Flow	$664,744	$2,194,162	$2,544,583	$2,525,664	$4,113

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Revenue includes application fees, cleaning and maintenance, income, collections income, convenience fee, eviction fees reimbursement, late fees, non-refundable turnover income, NSF Fee income, other income, pet rental income, repairs income, security deposit income, and vending machine income.

■	Appraisal. According to the appraisal, the Villa Del Sol Apartments Property had an “as-is” appraised value of $40,200,000 as of an effective date of March 13, 2018. The appraiser also concluded an “as complete & stabilized” appraised value of $40,600,000 as of June 1, 2018, which assumes that all the work necessary to complete repairs at the property, including repairs to the down units, can be completed for the cost estimates and within the timeframe forecasted in the appraisal. At loan origination, the borrower reserved $543,750 for deferred maintenance.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate(1)
Direct Capitalization Approach	$40,200,000	N/A	7.00%

(1)	Source: Appraisal.

■	Environmental Matters. According to a Phase I environmental report, dated March 21, 2018, there are no recommendations for further action at the Villa Del Sol Apartments Property other than a recommendation for an asbestos and lead-based paint operations and maintenance (O&M) plan, which is already in place.

LOAN #10: villa del sol apartments

■	Market Overview and Competition. The Villa Del Sol Apartments Property is located in Indianapolis, Marion County, Indiana in the southwest quadrant of W. 38th Street and N. High School Road, just east of Interstate 465 approximately 10 miles west of the Indianapolis central business district. Interstate 465 provides access to all areas of the Indianapolis metropolitan area. The immediate area surrounding the Villa Del Sol Apartments Property consists primarily of residential and retail uses. The primary retail commercial corridors include Crawfordsville Road, 10th Street, and 38th Street, and consist of a variety of neighborhood and community centers as well as neighborhood supporting businesses such as restaurants and gas stations. Retailers within the Villa Del Sol Apartments neighborhood include Target, Kroger, T.J. Maxx, Petco, TGI Fridays, Chili’s, Don Pablo’s, Cracker Barrel, McDonalds, Burger King, and Taco Bell. The Lafayette Square Mall is located at the intersection of 38th Street and Lafayette Road. The mall contains over 1.1 million SF and is anchored by Burlington Coat Factory and Shoppers World. Lafayette Square is home to more than 90 specialty stores. Indianapolis Motor Speedway is located approximately four miles southeast of the Villa Del Sol Apartments Property. The Indianapolis Motor Speedway is home to the Indianapolis 500 race and 16 other races each year. The 2018 estimated population within a one- three- and five-mile radius of the Villa Del Sol Apartments Property is 18,383, 95,532, and 205,821, respectively with an average household income within a one-, three- and five-mile radius of $47,476, $55,614, and $58,518, respectively. According to the appraisal, the Villa Del Sol Apartments Property is located within the Indianapolis multifamily market which contained 122,371 units as of fourth quarter 2017. The Indianapolis multifamily market reported a vacancy rate of 5.5% with an average quoted rental rate of $832 per unit. According to the appraisal, the Villa Del Sol Apartments Property is located in the West Indianapolis multifamily submarket which contained 15,787 units as of fourth quarter 2017. The West Indianapolis multifamily submarket reported a vacancy rate of 4.5% with an average quoted rental rate of $691 per unit.

The following table presents certain information relating to the primary competition for the Villa Del Sol Apartments Property:

Competitive Set(1)

	Villa Del Sol Apartments	Brickyard Flats	Springhill	La Perla Apartments	Scarborough Lake	Darby Court Apartments	The Legend at Speedway
Location	Indianapolis	Indianapolis	Indianapolis	Indianapolis	Indianapolis	Indianapolis	Indianapolis
Year Built	1968	1968	1972	1964	1974	1998	1969
Occupancy	92.7%(2)	88.0%	94.0%	98.0%	96.0%	93.0%	90.0%
No. of Units	614	410	304	228	653	352	772
Avg. Quoted Rents $/SF	$689	$675	$696	$546	$658	$859	$673
Distance	-	1.3 miles	1.9 miles	1.4 miles	1.9 miles	2.7 miles	2.6 miles

(1)	Source: Appraisal.
(2)	Occupancy as of March 31, 2018.

■	The Borrower. The borrower is Indianapolis Apartment Group LLC, a single-purpose, single-asset entity. The non-recourse carve-out guarantor is Mark Abbott.

■	Escrows. On the origination date of the Villa Del Sol Apartments Loan, the borrower funded escrow reserves of $97,263 for insurance and $543,750 for deferred maintenance.

On each due date, the borrower is required to fund the following reserves with respect to the Villa Del Sol Apartments Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) at the option of the lender, if any blanket insurance policy maintained by the borrower does not constitute an approved blanket insurance policy under the Villa Del Sol Apartments Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; and (iii) a replacement reserve in an amount equal to $12,792 subject to a $460,500 cap.

■	Lockbox and Cash Management. The Villa Del Sol Apartments Loan is structured with a springing lockbox and springing cash management, each of which will be established upon written notification from the lender to the lockbox bank that a Cash Management Trigger Event (as defined below) has occurred. Upon the occurrence of a Cash Management Trigger Event, the Villa Del Sol Apartments Loan documents require the borrower to set up the account for the sole and exclusive benefit of the lender into which the borrower is required to deposit or cause to be deposited all revenue generated by the Villa Del Sol Apartments Property within two business days of receipt. During the continuation of a Cash Management Trigger Event, the funds on deposit in the lockbox account are required to be transferred the next business day to the cash management to be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash

LOAN #10: villa del sol apartments

management agreement; (v) monthly capital expenditure reserves; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) funds sufficient to pay the operating expenses set forth in the annual operating budget following a Cash Sweep Event (as defined below); (viii) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, following a Cash Sweep Event; and (ix) any excess cash will be deposited (1) if a Cash Sweep Event is in effect, to the lender controlled excess cash flow account or (2) if a Cash Sweep Event is not in effect, to a borrower-controlled account.

A “Cash Management Trigger Event” means the occurrence of (i) an event of default; (ii) the borrower’s second late debt service payment in any consecutive 12 month period; or (iii) any bankruptcy action of the borrower, guarantor or the property manager.

A “Cash Sweep Event” means the occurrence of (i) an event of default; or (ii) any bankruptcy action of the borrower, guarantor or the manager.

■	Property Management. The Villa Del Sol Apartments Property is currently managed by the borrower. In the event that the borrower hires a property manager, the Villa Del Sol Apartments Loan documents provide that lender consent is required for the borrower to terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement provided that borrower may, without lender’s consent, replace the property manager with a Qualified Manager (as defined in the Villa Del Sol Apartments Loan documents). Notwithstanding the foregoing, the borrower is required, at lender’s request, to replace the property manager with a Qualified Manager (i) if an event of default under the Villa Del Sol Apartments Loan documents has occurred and is continuing; (ii) if the property manager is in default under the management agreement beyond any applicable notice and cure period; (iii) if the property manager becomes insolvent or a debtor in any bankruptcy action; (iv) at any time the property manager has engaged in negligence, fraud, willful misconduct or misappropriation of funds; and/or (v) at any time the debt service coverage ratio (based upon the trailing twelve month period immediately preceding the date of such determination) is less than 1.05x to 1.00x.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Mezzanine debt is permitted with the consent of the lender, provided, among other things, (i) based on the combined Villa Del Sol Apartments Loan and the permitted mezzanine loan, (A) the combined debt service coverage ratio equal to or greater than 1.72x; (B) the aggregate loan-to-value ratio does not exceed 59.1%; (C) the debt yield is not less than 10.5% on the date the permitted mezzanine debt is incurred; (ii) the mezzanine lender (A) is an institutional lender; (B) has executed and delivered an acceptable intercreditor and standstill agreement; (iii) the permitted mezzanine debt is subordinate to the Villa Del Sol Apartments Loan; (iv) the permitted mezzanine debt is not cross-defaulted or cross-collateralized with any other properties or loans; (v) the terms, conditions and structure of the permitted mezzanine debt are approved by the lender; (vi) a rating agency confirmation has been obtained; (vii) a hard lockbox and active cash management is in place; and (viii) the permitted mezzanine debt stated maturity date is not prior to the Villa Del Sol Apartments Loan stated maturity date.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of Villa Del Sol Apartments Property, plus 18 months of business interruption coverage as calculated under loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from Villa Del Sol Apartments Property (on an actual loss sustained basis) for a period continuing until the restoration of Villa Del Sol Apartments Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.